As filed with the Securities and Exchange Commission on July 29, 2008 Registration No. 333-150458

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China North East Petroleum Holdings, Limited
(Exact name of registrant as specified in its charter)

Nevada	1311	87-0638750
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

445 Park Avenue
New York, NY 10022
(909) 468-1858
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Wang Hong Jun
445 Park Avenue
New York, NY 10022
(909) 468-1858

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Adam M. Guttmann, Esq.
Crone Rozynko, LLP
101 Montgomery Street, Suite 1950
San Francisco, California 94104
(415) 955-8900
(415) 955-8910 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer box. ☐

Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 29, 2008

PROSPECTUS

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

4,800,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 4,800,000 shares of common stock issuable upon the exercise of warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “CNEH.” The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on June 30, 2008, was $5.37.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2008.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “China North East Petroleum,” “CNEH,” the “Company,” “we,” “us,” and “our” refer to China North East Petroleum, Ltd., its subsidiaries, Song Yuan North East Petroleum Technical Service Co. Ltd. (“Song Yuan Technical”), Song Yuan City Yu Qiao Oil and Gas Development Co. Ltd. (“Yu Qiao”) and Chang Ling Longde Oil and Gas Development Co. Ltd. (“LongDe”).

OUR COMPANY

Overview

We are engaged in the exploration and production of crude oil in Northern China. We have an arrangement with the Jilin Refinery of PetroChina Group to sell our crude oil production for use in the China marketplace. As of March 31, 2008, we operated 165 producing wells located in four oilfields in Northern China and have plans for additional drilling projects. China North East Petroleum’s principal headquarters are located in Song Yuan City, in the People’s Republic of China and our telephone number at that address is +86-451-5558-0253. We maintain an Internet website at www.cnepetroleum.com.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 4,800,000 shares of common stock, issuable upon the exercise of common stock purchase warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered:
Up to 4,800,000 shares of common stock, issuable upon the exercise of common stock purchase warrants, of which (i) 1,200,000 shares have an initial exercise price equal to $0.01 per share (“Class A Warrants”), (ii) 1,500,000 shares have an initial exercise price equal to $3.20 per share (“Class B Warrants”) and (iii) 2,100,000 shares have an initial exercise price equal to $3.45, all warrant exercise prices are subject to certain adjustments.

Common Stock Outstanding at April 22, 2008:	19,224,080

Use of Proceeds:
We will not receive any proceeds from the sale of the 4,800,000 shares of common stock subject to sale by the selling stockholders under this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the outstanding warrants. Any net proceeds we receive from the Selling Stockholders through the exercise of warrants will be used for general corporate purposes.

OTC Bulletin Board Symbol:	CNEH

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Related To Our Business

Oil prices fluctuate significantly, and lower prices for an extended period of time are likely to have a material adverse impact on our business.

Our revenues, profitability and future growth depend substantially on prevailing prices for crude oil. We sell to one customer, PetroChina, and we are paid a price per barrel equal to the international crude oil spot market price on the first day of every month. These prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The lower prices may reduce the amount of crude oil that we can economically produce.

Among the factors that can cause fluctuations are:

•	The price and availability of alternative fuels;

•	disruptions in supply and changes in demand caused by weather conditions;

•	changes in demand as a result of changes in price;

•	political conditions in oil and gas producing regions; and

•	domestic governmental regulations.

Our future success depends on our ability to find, develop and acquire oil and gas reserves.

To maintain production levels, we must locate and develop or acquire new crude oil reserves to replace those depleted by production. Without successful exploration or acquisition activities, our reserves, production and revenues will steadily decline. We may be unable to find and develop or acquire additional reserves at an acceptable cost. In addition, substantial capital is required to replace and grow reserves. If lower crude oil price or operating constraints or production difficulties result in our cash flow from operations being less than expected, we may be unable to expend the capital necessary to locate and develop or acquire new crude oil reserves.

We may need to raise substantial additional capital, which may result in substantial dilution to existing stockholders.

Although the Company currently has no plans to raise additional capital, the Company may need to raise additional capital to fully deploy wells onto its oilfields or to make acquisitions. There can be no assurance that we will be able to raise sufficient capital at all or on terms favorable to our stockholders or us. If we issue equity securities in order to raise additional capital in the amounts currently contemplated, the stockholders will experience immediate and substantial dilution in their ownership percentage of the combined company. In addition, to raise the capital we need, we may need to issue additional shares at a discount to the current market price. If the terms of such financing are unfavorable to us or our stockholders, the stockholders may experience substantial dilution in the net tangible book value of their stock. In addition, any new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, we may not be able to fully develop or exploit our existing oil reserves, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements all of which could have a material adverse effect on us.

Environmental and regulatory factors

The oil drilling industry in China to date has not been subject to the type and scope of regulation seen in Europe and the United States. However, the possibility exists that new legislation or regulations may be adopted or that the enforcement of existing laws could become more stringent, either of which may have a significant impact on our mining operations or our customers’ ability to use oil and may require us or our customers to significantly change operations or to incur substantial costs. We believe that our operations in China are in compliance with China’s applicable legal and regulatory requirements. However, there can be no assurance that China’s central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures.

Reserve degradation and depletion

Our profitability depends substantially on our ability to exploit our oil reserves at competitive costs. Replacement reserves may not be available when required or, if available, may not be capable of being drilled at costs comparable to those characteristics of the depleting oil field. We may in the future acquire oil reserves from third parties. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our profitability and financial condition. Exhaustion of reserves at our existing oil fields and at oil fields that we may acquire in the future can also have an adverse effect on operating results that is disproportionate to the percentage of overall production represented by such oil fields.

Reserves - title; leasehold interests

Our proved reserves are estimates. Any material inaccuracies in our reserve estimates or assumptions underlying our reserve estimates could cause the quantities and net present value of our reserves to be overstated or understated. There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control that could cause the quantities and net present value of our reserves to be overstated. The reserve information included or incorporated by reference in this report represents estimates prepared by our internal engineers and examined by independent petroleum consultants. Estimation of reserves is not an exact science. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, any of which may cause these estimates to vary considerably from actual results, such as:

•	historical production from an area compared with production from similar producing areas;

•	assumed effects of regulation by governmental agencies;

•	assumptions concerning future oil and natural gas prices, future operating costs and capital expenditures; and

•	estimates of future severance and excise taxes, workover and remedial costs.

Estimates of reserves based on risk of recovery and estimates of expected future net cash flows prepared or audited by different engineers, or by the same engineers at different times, may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and the variance may be material. The net present values referred to in this report should not be construed as the current market value of the estimated oil reserves attributable to our properties. In accordance with SEC requirements, the estimated discounted net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower.

Acquisitions

We are seeking to expand our operations and oil reserves in the regions in which we operate through acquisitions of businesses and assets, including leases of oil reserves. Acquisition transactions involve inherent risks, such as:

•	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

•	the potential loss of key personnel of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

•	problems that could arise from the integration of the acquired business;

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

•	Unexpected development costs, that adversely affect our profitability.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets.

Risks Related To Doing Business In China

Our operations are primarily located in China and may be adversely affected by changes in the policies of the Chinese government.

The political environment in the PRC may adversely affect the Company’s business operations. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. These effects could substantially impair the Company’s business, profits or prospects in China. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

The PRC’s economic, political and social conditions, as well as governmental policies, could affect the financial markets in China and our liquidity and access to capital and our ability to operate our business.
The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth over the past, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency- denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates to place additional limitations on the ability of commercial banks to make loans and raise interest rates, in order to slow down specific segments of China’s economy which it believed to be overheating. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

The Chinese government exerts substantial influence over the manner in which the Company must conduct its business activities.

The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require the Company to divest the interests it then holds in Chinese properties or joint ventures. Any such developments could have a material adverse effect on the business, operations, financial condition and prospects of the Company.

Future inflation in China may inhibit economic activity and adversely affect the Company’s operations.

In recent years, the Chinese economy has experienced periods of rapid expansion and within which some years with high rates of inflation and deflation, which have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has moderated since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the Company’s business operations and prospects in the PRC.

We may be restricted from freely converting the Renminbi to other currencies in a timely manner.

The Renminbi is not a freely convertible currency at present. The Company receives all of its revenue in Renminbi, which may need to be converted to other currencies, primarily U.S. dollars, and remitted outside of the PRC. Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises, including Sino-foreign joint ventures, are no longer subject to the approval of State Administration of Foreign Exchange (“SAFE,” formerly, “State Administration of Exchange Control”), but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996 (the “FX regulations”). “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services. Distributions to joint venture parties also are considered a “current account transaction.” Other non-current account items, known as “capital account” items, remain subject to SAFE approval. Under current regulations, the Company can obtain foreign currency in exchange for Renminbi from swap centers authorized by the government. The Company does not anticipate problems in obtaining foreign currency to satisfy its requirements; however, there is no assurance that foreign currency shortages or changes in currency exchange laws and regulations by the Chinese government will not restrict the Company from freely converting Renminbi in a timely manner. If such shortages or change in laws and regulations occur, the Company may accept Renminbi, which can be held or re-invested in other projects.

We may suffer from exchange rate risks that could result in foreign currency exchange loss.

Because our business transactions are denominated in RMB and our funding and result of operations will be denominated in USD, fluctuations in exchange rates between USD and RMB will affect our balance sheet and financial results. Since July 2005, RMB is no longer solely pegged with USD but is pegged against a basket of currencies as a whole in order to keep a more stable exchange rate for international trading. With the very strong economic growth in China in the last few years, RMB is facing a very high pressure to appreciate against USD. Such pressure would result more fluctuations in exchange rates and in turn our business would be suffered from higher exchange rate risk.

There are very limited hedging tools available in China to hedge our exposure in exchange rate fluctuations. They are also ineffective in the sense that these hedges cannot be freely preformed in the PRC financial market, and more important, the frequent changes in PRC exchange control regulations would limit our hedging ability for RMB.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks that the Company will not be able to achieve its business objectives. There can be no assurance that the Company will be able to enforce any legal rights it may have under its contracts or otherwise.

Because our assets are located overseas, stockholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

Our assets are, for the most part, located in the PRC. Because the Company’s assets are located overseas, the assets of the Company may be outside of the jurisdiction of U.S. courts to administer if the Company was the subject of an insolvency or bankruptcy proceeding. As a result, if the Company was declared bankrupt or insolvent, the Company’s stockholders may not receive the distributions on liquidation that they are otherwise entitled to under U.S. bankruptcy law.

Our acquisitions of LongDe and Yu Qiao were structured to attempt to fully comply with PRC rules and regulations. However, such arrangements may be adjudicated by relevant PRC government agencies as not being in compliance with PRC governmental regulations on foreign investment in oil and gas industries and such structures may limit our control with respect to such entities.

PRC rules and regulations do not allow foreign investors to directly own 100% of a domestic oil and gas business. As such, we are ineligible to own directly 100% a domestic oil and gas business in China. We acquired Hong Xiang Oil Development through Hong Xiang Technical, our 100% owned subsidiary. We acquired a majority interest of LongDe and Yu Qiao through Song Yuan Technical, our 90% owned joint venture incorporated in the PRC. Our acquisition of Yu Qiao is currently provided through a trust arrangement with a PRC citizen designated by PetroChina, a government owned entity; pursuant to which they agree to hold 10% securities of Yu Qiao for the benefit of Song Yuan Technical in compliance with the applicable law of the PRC. However, pursuant to the trust agreement, they agree, among other things, to (i) vote the securities as directed by Song Yuan technical, (ii) deliver all payments, distributions and other economic benefits received with respect to the securities to Song Yuan Technical, (iii) not transfer or encumber the securities without the consent of Song Yuan Technical and (iv) to transfer the securities to Song Yuan Technical as soon as permissible under the laws of the PRC.

Although we have been advised by our PRC counsel that our arrangements with our affiliated Chinese entities are valid under current PRC laws and regulations, we cannot assure you that we will not be required to restructure our organization structure and operations in China to comply with changing and new PRC laws and regulations. Restructuring of our operations may result in disruption of our business, diversion of management attention and the incurrence of substantial costs.

Recent PRC regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activities. If our shareholders who are PRC residents fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

The PRC National Development and Reform Commission, or NDRC, and SAFE recently promulgated regulations that require PRC residents and PRC corporate entities to register with and obtain approvals from relevant PRC government authorities in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to file with the local branch of SAFE, with respect to that offshore company, any material change involving capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long-term equity or debt investment or creation of any security interest over the assets located in China. If any PRC shareholder fails to make the required SAFE registration, the PRC subsidiaries of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any registrations or approvals required under these regulations or other related legislation. Furthermore, as the regulations are relatively new, the PRC government has yet to publish implementing rules, and much uncertainty remains concerning the reconciliation of the new regulations with other approval requirements. It is unclear how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. The failure or inability of our PRC resident shareholders to comply with these regulations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our ability to inject additional capital into our PRC subsidiaries, and the ability of our PRC subsidiaries to make distributions or pay dividends, or materially and adversely affect our ownership structure. If any of the foregoing events occur, our acquisition strategy, business operations and ability to distribute profits to you could be materially and adversely affected.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from raising finance to make loans or additional capital contributions to our PRC operating subsidiaries and affiliates.

As an offshore holding company of our PRC operating subsidiaries and affiliates, we may make loans to our PRC subsidiaries and consolidated PRC affiliated entities, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries or consolidated PRC affiliated entities are subject to PRC regulations and approvals.

We may also determine to finance Song Yuan Technical, by means of capital contributions. These capital contributions to Song Yuan Technical must be approved by the PRC Ministry of Commerce or its local counterpart. We cannot assure you that we can obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our operating subsidiaries. If we fail to receive such registrations or approvals, our ability to capitalize our PRC operations would be negatively affected which would adversely and materially affect our liquidity and our ability to expand our business.

Risks Related To Corporate And Stock Matters

Our authorized preferred stock exposes stockholders to certain risks.

Our Articles of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $.001 per share. To date, no shares of preferred stock have been issued. The authorized preferred stock constitutes what is commonly referred to as “blank check” preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. In addition, the market price of our common stock could be materially and adversely affected by the existence of the preferred stock.

The market for the Company’s common stock is illiquid.
The Company’s common stock is traded on the Over-the-Counter Bulletin Board. It is thinly traded compared to larger more widely known companies in its industry. Thinly traded common stock can be more volatile than stock trading in an active public market. The Company cannot predict the extent to which an active public market for its common stock will develop or be sustained.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Stockholders should have no expectation of any dividends.

The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Most of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Most of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States.

If we or our independent registered public accountants cannot attest our adequacy in the internal control measures over our financial reporting, as required by Section 404 of the U.S. Sarbanes-Oxley Act, for the fiscal year ending December 31, 2009, we may be adversely affected.

As a public company, we are subject to report our internal control structure and procedures for financial reporting in our annual reports on Form 10-K, as a requirement of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 by the U.S. Securities and Exchange Commission (the “SEC”). The report must contain an assessment by management about the effectiveness of our internal controls over financial reporting. Moreover, the independent registered public accountants of our company must attest to and report on management’s assessment of the same. Even if our management attests to our internal control measure to be effective, our independent registered public accountants may not satisfy with our internal control structure and procedures. We cannot assure possible outcomes about the conclusion of the report and it could result in an adverse impact on us in the financial marketplace due to the loss of investor confidence in the reliability of our financial statements, which could negatively impact to our stock market price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive the sale price of any common stock we sell to the selling stockholder upon exercise of outstanding warrants.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Such general purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

CNEH common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol “CNEH.OB”. Presented below is the high and low bid information of CNEH’s common stock for the periods indicated. The source of the following information for 2007 and 2006 is Merrill Lynch. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	CNEH COMMON STOCK
	HIGH	LOW
FISCAL YEAR ENDING DECEMBER 31, 2008:
First Quarter	$2.59	$1.61
FISCAL YEAR ENDING DECEMBER 31, 2007:
Fourth Quarter	$4.12	$2.00
Third Quarter	$4.24	$0.37
Second Quarter	$0.50	$0.30
First Quarter	$0.39	$0.31
FISCAL YEAR ENDING DECEMBER 31, 2006:
Fourth Quarter	$.51	$.22
Third Quarter	$.45	$.25
Second Quarter	$.55	$.35
First Quarter	$.84	$.20

Our common shares are issued in registered form. Interwest Transfer Co. Inc. (Telephone: 801-272-9294; Facsimile: 801-277-3147) is the registrar and transfer agent for our common shares. The Company has no securities authorized for issuance under any equity compensation plan.

Holders

As of June 30, 2008, there were approximately 85 holders of record of our common stock.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to:

•	Our expectation of continued growth in the demand for our oil;

•	Our expectation that we will continue to have adequate liquidity from cash flows from operations;

•	A variety of market, operational, geologic, permitting, labor and weather related factors; and

•	The other risks and uncertainties which are described above under “RISK FACTORS”, including, but not limited to, the following:

•	Unanticipated conditions may cause profitability to fluctuate.

•	Decreases in purchases of oil by our customer will adversely affect our revenues.

Overview

We are engaged in the exploration and production of crude oil in Northern China. We have an arrangement with the Jilin Refinery of PetroChina Group to sell our crude oil production for use in the China marketplace. As of March 31, 2008, we operated 165 producing wells located in four oilfields in Northern China and have plans for additional drilling projects.

In particular, through two of our subsidiaries, Song Yuan City Yu Qiao Oil and Gas Development Co. Ltd. (“Yu Qiao”) and Chang Ling Longde Oil and Gas Development Co. Ltd. (“LongDe”), we have entered into binding sales agreements with the PetroChina Group, whereby we sell our crude oil production for use in the China marketplace.

We currently operate 4 oilfields located in Northern China, which include:

Field	Acreage (Gross developed and undeveloped)	Producing Oil Wells	Proved Reserves (Bbls)
Qian’an 112	5,115	140	1,963,319
Daan 34	2,298	7	168,335
Gudian 31	1,779	7	62,533
Hetingbao 301	2,471	11	274,637

The following chart illustrates our company’s organizational structure.

Organizational History

We were incorporated in the State of Nevada on August 20, 1999 under the name Draco Holding Corporation. On March 29, 2004, we executed an Agreement for Share Exchange with Hong Xiang Petroleum Group Limited, a corporation organized and existing under the laws of the British Virgin Islands (“Hong Xiang”), and the individual shareholders owning 100% of the outstanding common shares of Hong Xiang (the “Hong Xiang Shareholders”).

Pursuant to the Agreement for Share Exchange, we issued 18,700,000 shares of our common stock to the Hong Xiang Shareholders in exchange for all of the shares of capital stock of Hong Xiang owned by the Hong Xiang Shareholders at closing, and Hong Xiang became our wholly-owned subsidiary. On June 28, 2004, we changed our name to China North East Petroleum Holdings Ltd.

During 2004, we acquired a 100% ownership in Song Yuan City Hong Xiang Petroleum Technical Services Co., Ltd. (“Hong Xiang Technical”), and Hong Xiang Technical in turn acquired a 100% interest in Song Yuan City Yu Qiao Qianan Hong Xiang Oil and Gas Development Co., Ltd. (“Hong Xiang Oil Development”), which was engaged in the exploration and production of crude oil in the Jilin region of the PRC.

As a result of the Yu Qiao acquisition discussed below, all operations, assets and liabilities of the Company’s subsidiary Hong Xiang Oil Development were transferred to Yu Qiao on March 19, 2007. Since Hong Xiang Oil Development and Hong Xiang Technical were no longer necessary elements of the Company’s corporate structure, and they were liquidated and dissolved.

PetroChina Oil Leases

Pursuant to a 20-year exclusive Cooperative Oil Lease (the “Oil Lease”), among PetroChina Group, Yu Qiao and the Company, entered into in May 2002, the Company has the right to explore, develop and produce oil at Qian’an 112 Oilfield. Pursuant to the Oil Lease, (i) PetroChina is entitled to 20% of the Company’s oil production for the first ten years of the Oil Lease term and 40% of the Company’s oil production for the remaining ten years of the Oil Lease term; and (ii) Yu Qiao is entitled to 2% of the Company’s oil production as a management fee.

LongDe is a party to a 20-year contract with PetroChina Group entered into in May 2003, pursuant to which LongDe has the right to explore, develop and produce oil at the Hetingbao 301 oilfield in the PRC. Pursuant to such between PetroChina and LongDe, PetroChina is entitled to 20% of LongDe’s output in the first ten years and 40% of LongDe’s output thereafter until the end of the contract.

As the controlling shareholder of Yu Qiao, the Company has the rights to extract and develop Qian’an 112 and other oil fields under contracts that Yu Qiao has entered into with PetroChina. These oilfields include the Daan 34 oilfield and Gudian 31 oilfield in Jilin Province.

Song Yuan Technical Joint Venture

On July 26, 2006, the Company entered into a joint venture agreement with Wang Hong Jung (“Mr. Wang”), the president and a stockholder of the Company and Ju Guizhi (“Ms. Ju”), mother of Mr. Wang, to contribute to the increased registered capital of Song Yuan North East Petroleum Technical Service Co. Ltd. (“Song Yuan Technical”). The purpose of Song Yuan Technical is to acquire oil and gas properties and to engage in the exploration of crude oil in the PRC. The Company owns a 90% equity interest in Song Yuan Technical, and Ms. Ju owns the remaining 10% equity interest in Song Yuan Technical.

Acquisition of LongDe

In order to comply with certain PRC laws relating to foreign entities’ ownership of oil and gas company in the PRC, prior to March 17, 2008, Song Yuan Technical directly owned a 70% equity interest in LongDe, while Sun Peng and Ai Chang Shan, respectively, owned 10% and 20% of the equity interests in Long De in trust for Song Yuan Technical. On March 17, 2008, Song Yuan Technical additionally acquired an additional 20% equity interest in LongDe, of which it acquired a 10% of the equity interest in LongDe from Sun Peng, and 10% of the equity interest in LongDe from Ai Chang Shan. Accordingly, Song Yuan Technical now owns directly 90% of the equity interests in LongDe, with Ai ChangShan holding the remaining 10% in trust for in trust for Song Yuan Technical. The acquisition of LongDe was made pursuant to the laws of the PRC. As a 90% owner of Song Yuan Technical, the Company effectively controls LongDe.

Acquisition of Yu Qiao

On January 26, 2007, the Company, through its 90% owned subsidiary Song Yuan Technical, acquired beneficial ownership of all of the interests in Yu Qiao from Ms. Ju. In consideration for such acquisition, the Company issued to Ms. Ju an aggregate of 10 million shares of its common stock (the “Acquisition Shares”), having a market value of approximately U.S.$3.1 million. However, on June 29, 2007, the Company, Mr. Wang and Ms. Ju entered into an agreement pursuant to which, among other things, all of the Acquisition Shares were contributed to the Company.

In order to comply with certain PRC laws relating to foreign entities’ ownership of oil and gas company in the PRC, the former owners of Yu Qiao, Wang Pingwu and Meng Xiangyun, held 10%, and 20% of the equity interests, respectively, in Yu Qiao in trust for the benefit of Song Yuan Technical. The laws of the PRC govern the agreements by which the Company acquired Yu Qiao and by which the former owners of Yu Qiao hold equity interests in trust. See “Regulations Affecting Our Business” under “Risk Factors.” Subsequently, on March 17, 2008, Song Yuan Technical acquired from Meng Xiangyun the 20% equity interest which he had held in Yu Qiao. Accordingly, Song Yuan Technical currently directly holds a 90% equity interest in Yu Qiao, while Wang Pingwu continues to hold a 10% equity interest in Yu Qiao in trust for the benefit of Song Yuan Technical. Thus the Company, through Song Yuan Technical, currently effectively controls 90% of the equity interests in Yu Qiao, while the remaining 10% equity interests in Yu Qiao is effectively controlled by Ms. Ju.

Oil and Gas Properties and Activities

As of March 31, 2008, the Company had a total of 165 producing wells, including 140 producing wells at the Qian’an 112 oilfield, 11 producing wells at the Hetingbao 301 oilfield, 7 producing wells at the Daan 34 oilfield and 7 producing wells at the Gudian 31 oilfield. There were 103 traditional sucker-rod pumping machines in operation.

All of the Company’s crude oil production is sold to the Jilin Refinery of PetroChina Group. The approximate distance of each of the Company’s oil fields from the Jilin Refinery is as follows: the Qian’an 112 oilfield is four kilometers away, the Hetingbao 301 oilfield is three kilometers away, the Daan 34 oilfield is fifteen kilometers away and the Gudian Oilfield 31 is thirty kilometers away.

PetroChina pays the Company a price per barrel based on the international crude oil spot market price on the first day of every month. The price is FOB the Jilin Refinery.

CONSOLIDATED RESULTS OF OPERATIONS

The Company is paid by PetroChina based on the crude oil price in the international commodity market. Prices in 2007 averaged RMB 3,937 per ton or approximately $70.03 per barrel, which represents an increase of 8.7% over 2006.

Our cost of net revenues consists of cost of labor, well service and repair, location maintenance, power and fuel, transportation, cost of product, property taxes, production and severance taxes and production related general and administrative costs.

General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities and human resources personnel, recruiting expenses, professional fees and costs associated with expanding our information systems.

Three Months Ended March 31, 2008 Compared To Three Months Ended March 31, 2007

Revenues. Revenues for the quarter ended March 31, 2008 were $10,823,974 compared to $1,879,947 for the quarter ended March 31, 2007, an increase of $8,944,027, or 476%. This increase was due to an increase in crude oil production and crude oil price.  Our output of crude oil for the three months ended March 31, 2008 was 15,564 tons compared to 4,367 tons for the same quarter in 2007.  The increase in production was mainly because of (i) refracturing and other technical improvements made on the existing wells; (ii) water injection network which efficiently prevented the decrease of production of existing wells and maintain certain production levels of such wells; and (iii) eight new wells brought into production during the first quarter of 2008.

Cost of sales.  Cost of sales increased by 442% from $885,772 for the three months ended March 31, 2007 to $4,801,159 for the three months ended March 31, 2008.  The increase in cost of sales resulted primarily from the increase in production and the payment of oil surcharge.  For the three months ended March 31, 2008, the Company paid an oil surcharge of $2,211,320 to the PRC government as compared to $157,131 paid for the same quarter in 2007.  Under a regulation introduced in June 2006, a surcharge of 20% is imposed on the portion of the selling price of crude oil which exceeds $40 per barrel and a surcharge of 40% is imposed on the portion of the selling price of crude oil which exceeds $60 per barrel.

Operating Expenses. Operating expenses increased by 112% from $299,417 for the three months ended March 31, 2007 to $635,949 for the three months ended March 31, 2008.  The increase is primarily a result of increase in depreciation of fixed assets resulting from increase in number of oil wells in operation and the increase in professional fees paid to the Company's legal counsel and auditors.

Net Income.  Net income increased by 1,042% from $287,363 for the three months ended March 31, 2007 to $3,281,259 for the three months ended March 31, 2008, primarily as a result of a 476% increase in sales as described above.

Comparing Fiscal Years Ended December 31, 2007 and 2006:

The following table presents certain consolidated statement of operations information. Financial information is presented for the 12-month period ending as of December 31, 2007 and December 31, 2006.

	2007	2006
Revenues, net	$19,482,069	$5,321,905
Cost and Expenses	$10,236,486	$3,957,655
Income from Operations	$9,245,583	$1,364,250

Revenues. Revenues for 2007 increased to $19,482,069 from $5,321,905 in 2006 as a result of the increase in oil production and higher oil price. During the whole year, the Company drilled 67 new oil wells in the four oilfields which are owned by the Company. Total number of producing wells increased from 90 in 2006 to 157 in 2007, a total increase of 74%. Aided by the addition of these new wells as well as the use of recovery techniques on our existing wells total production increased in 2007 by 196% compared with the same periods in 2006. Total oil production for 2007 was 267,516 barrels, or approximately a 196% increase, as compared to 90,520 barrels in the same period in 2006. Oil prices in 2007 averaged RMB 3,937per ton or approximately $70.03 per barrel, which represents an increase of 8.7% over 2006.

Oilfield	2007 wells	2006 wells	2007 Production	2006 Production
Qian’an112	133	73	253,116	80,306
Hetingbao 301	11	6	11,318	6,642
Gudian31	6	5	502	962
Daan 34	7	6	2,580	2,610
Total	157	90	267,516	90,520

Company	2007 wells	2006 wells	2007 Production	2006 Production
Yu Qiao	146	84	256,198	83,878
LongDe	11	6	11,318	6,642

Cost of sales. Cost of sales increased by 228% from $2,723,477 for the year ended December 31, 2006 to $8,941,976 for the year ended December 31, 2007. The increase in cost of sales resulted primarily from the increased producing wells and higher production in 2007. During 2007, with the addition of LongDe and Yu’Qiao, our total number of producing wells increased from 90 in 2006 to 157 in 2007, a total increase of 74%. Higher production also leaded a increase of Special Oil Surcharge. The company paid a special oil surcharge of $2,857,376 to the PRC government while $560,584 was paid to PRC government for the same period in 2006. In addition, depreciation of oil and gas properties were increased by 234% to $3,562,265 in 2007, compared to $1,067,335 in the same period in 2006 by the result of increase in producing wells.

Operating Expenses. Operating expenses increased by 5% from $1,234,178 for the year ended December 31, 2006 to $1,294,510 for the year ended December 31, 2007. The increase in operating expenses resulted primarily from the higher depreciation due to the increased fixed assets. During 2007, the Company paid approximately $108,500 for consulting service in connection with its first full year as a U.S. public traded company, as compared with $81,375 in 2006.

General and administrative expenses. General and administrative expenses remained almost same for two years, with $880,161 for 2007 and $884,778 for 2006. We expect the general and administrative expense will grow in 2008, as we plan to increase our production with the acquisition of Yu Qiao and engage in potential financing activities.

Net Income. The Company’s net income increased by 439% to $5,132,581 for the year ended December 31, 2007, compared to $952,395 for the year ended December 31, 2006. The increase in net income was primarily due to the increase in revenues and higher crude oil price.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2008, the Company had cash and cash equivalents of $12,734,345, total current assets of $19,694,955 and current liabilities of approximately $15,464,405.  As of December 31, 2007, the Company had cash and cash equivalents of $74,638, other current assets of $5,902,584 and current liabilities of $10,713,944. For the three months ended March 31, 2008, our primary source of liquidity was approximately $1,193,150 in net cash provided by operations and approximately $13,455,974 in cash provided by financing activities. For the year ended December 31, 2007, our primary source of liquidity was $9,503,642 in net cash provided by operations and $4,286,530 in loans made to the Company by related parties.

Net cash provided by operating activities was $1,193,150 for the three months ended March 31, 2008 compared to $2,212,574 for the same period in 2007. The decrease is primarily related to decrease in accounts payable during the period ended March 31, 2008.

Net cash provided by operating activities was $9,503,642 for the year ended December 31, 2007 compared to $16,291,534 for the year 2006. The decrease is primarily related to a decrease in account payable as a result of the addition of 67 producing wells during the year.

Net cash used in investing activities was $1,134,534 for the three months ended March 31, 2008 compared to $2,866,757 for the same period in 2007. This decrease is primarily due to the decrease in purchase of oil and gas properties of $1,994,012 during the three months ended March 31, 2008.

Net cash used in investing activities was $12,334,036 for the year ended December 31, 2007 compared to $19,181,324 for the year 2006. The decrease is primarily a result of decrease in the oil and gas properties under construction.

Net cash provided by financing activities was $13,455,974 for the three months ended March 31, 2008 as a result of the financing by Lotusbox Investments Limited completed in the first quarter of 2008.

Net cash provided by financing activities was $4,362,473 for the year ended December 31, 2007 as a result of advances made to the Company by related parties.

The Company intends to pay for this development and oil wells under construction with cash from operations as well as by raising funds through the sale of equity or debt. The full and timely development and implementation of its business plan and growth strategy will require significant additional resources.  As of March 31, 2008, the Company has secured $15,000,000 in funding.  To fully implement the Company’s business plan and growth strategy the Company may require additional resources.  The Company’s ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond its control.  We cannot assure you that the Company will be able to implement or capitalize on various financing alternatives or otherwise obtain required capital, the need for which is substantial given its operating loss history and its business and development plan.

As of December 31, 2007, the Company’s current liabilities were $10,713,944 consisting of $6,580,930 in accounts payable primarily comprised of costs related to the drilling of an additional 67 wells in the whole year of 2007. In July 2007, the Company was able to negotiate new payment terms with its primary drilling company, which extends the payment term for each well from over 12 to over 24 months beginning upon completion of the well. In addition, on June 29, 2007, the Company negotiated an agreement with Mr. Hong Jun Wang, the Company’s Chief Executive Officer and Ms. Guizhi Ju, Mr. Wang’s mother pursuant to which Mr. Wang and Ms. Ju contributed an aggregate of approximately $7.2 million owed by the Company to Mr. Wang and Ms. Ju to the capital of the Company, reducing the Company’s current liabilities by approximately $1.7 million and its long-term liabilities by approximately $5.5 million.

Capital Commitment

Pursuant to Certificate of Approval for Establishment of Enterprises with foreign Investment in the People’s Republic of China, the Company was obligated to contribute $6,000,000 as registered capital of Song Yuan Technical.  As of March 31, 2008, the Company has received 90% of Song Yuan Technical’s membership and profit interests.  On April 22, 2008, the Company fulfilled the outstanding capital contribution to Song Yuan Technical.

Inflation

Inflation did not have a material impact on our business in 2007 other than the increase in oil price received as discussed above.

Material Subsequent Events

On February 28, 2008, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lotusbox Investments Limited (the “Investor”). Pursuant to which, the Company agreed to issue to the Investor a 8.00% Secured Debenture due 2012 (the “Debenture”) in the aggregate principal amount of $15,000,000, and agreed to issue to the Investor five-year warrants exercisable for up to (i) 1,200,000 shares of the Company’s common stock at an initial exercise price equal to $0.01 per share (“Class A Warrants”), (ii) 1,500,000 shares of the Company’s common stock at an initial exercise price equal to $3.20 per share (“Class B Warrants”) and (iii) 2,100,000 shares of the Company’s common stock at an initial exercise price equal to $3.45, with all warrant exercise prices being subject to certain adjustments. The Class B Warrants are subject to certain call rights by the Company.

As of March 25, 2008, the Company has received net proceeds of $13,815,500 from the sale of the Debentures. The Company intends to use the net proceeds to fund drilling operations, to increase production and for general working capital purposes.

At the closing of the transaction, the Company entered into:

·	A 8.00% Secured Debenture due 2012;

·	A registration rights agreement covering the shares of common stock issuable upon exercise of the Class A, Class B and Class C Warrants;

·	A share pledge agreement whereby the Company granted to the Investor a pledge on 66% of the Company’s equity interest in Song Yuan Technical as collateral to secure the Debenture;

·	A security agreement whereby the Company granted to the Investor a security interest in certain properties of the Company as collateral to secure the Debenture; and

·
An option agreement whereby the Company grants the Investor an option to purchase up to 24% of the registered capital of Song Yuan Technical at fair market value, which option will vest immediately on the date following the occurrence of an event of default which results in the acceleration of the Debenture.

In addition, Hongjun Wang, President and Chief Executive Officer of the Company, executed a pledge agreement whereby Mr. Wang, personally pledged 6,732,000 shares of common stock in the Company as collateral to secure the Debenture.

Hong Jie Ltd. acted as the financial consultant for this transaction and is entitled to receive a cash fee equal to 6.5% of the aggregate principal amount of the Debenture and warrants to purchase up to (i) 120,000 shares of common stock in the Company on the same terms as the Class A Warrants, (ii) 150,000 shares of common stock in the Company on the same terms as the Class B Warrants and (iii) 210,000 shares of common stock in the company on the same terms as the Class C Warrants.

The Debenture will mature on February 27, 2012. The Company is required to make payments on the principal amount of the Debenture as follows:

Repayment Date	Repayment of Principal Amount
6 months from the issue date	$750,000
12 months from the issue date	$750,000
18 months from the issue date	$1,875,000
24 months from the issue date	$1,875,000
30 months from the issue date	$3,375,000
36 months form the issue date	$3,375,000
42 months from the issue date	$1,500,000
48 months from the issue date	$1,500,000

The Company has the option to redeem the Debenture at any time after the second anniversary of the issue date of the Debenture by prepaying 100% of the then outstanding principal amount of the Debenture, all accrued but unpaid interest and all other amounts due in respect of the Debenture. If any portion of the payment pursuant to such redemption is not be paid by the Company, interest will accrue thereon at an interest rate equal to the lesser of 18% per annum and the maximum rate permitted by applicable law until such amount is paid in full.

Interest on the then outstanding principal amount of the Debenture will accrue at the rate of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the issue date.

The Debenture requires the Company to pay interest at the rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law if certain events of default occur, including but not limited to, the event where the Company has not obtained a listing of its common stock on the Nasdaq Stock Market or the American stock Exchange by one year anniversary of the issue date of the Debenture and use its best efforts to maintain such listing continuously thereafter as long as the Debenture is outstanding.

The Debenture limits the Company’s ability to incur debt and enter into transactions with affiliates, among other things.

Upon an event of default, the Investor will have the right to require that the Company pay any portion or all principal and accrued interest on the Debenture with 10 days' prior written notice to the Company.

CRITICAL ACCOUNTING POLICIES

Proved Reserves. Proved oil and gas reserves, as defined by SEC Regulation S-X Rule 4-10(a) (2i), (2ii), (2iii), (3) and (4), are the estimated quantities of crude oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

The Company’s estimates of proved reserves are made using available geological and reservoir data as well as production performance data. These estimates, made by the Company’s engineers, are reviewed annually and revised, either upward or downward, as warranted by additional data. Revisions are necessary due to changes in, among other things, reservoir performance, prices, economic conditions and governmental restrictions. Decreases in prices, for example, may cause a reduction in some proved reserves due to reaching economic limits sooner.

Properties and Equipment. The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. The application of the full cost method of accounting for oil and gas properties generally results in higher capitalized costs and higher DD&A rates compared to the successful efforts method of accounting for oil and gas properties.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No.157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under accounting principles generally accepted in the United States. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position No. 157-2 of which the effective date delays the effective date of SFAS 157 for certain non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of the adoption of SFAS No. 157 on its consolidated financial statements, but believes that it will not have a material impact on the Company’s financial position.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”) The Fair Value Option for Financial Assets and Financial Liabilities, providing companies with an option to report selected financial assets and liabilities at fair value. This Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on the Company’s financial statements.

In June 2007, the Emerging Issues Task Force (Task Force) of the FASB reached a consensus on Issue No. 07-3 (“EITF 07-3”), Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities . Under EITF 07-3, nonrefundable advance payments for goods or services that will be used or rendered for research and development activities should be deferred and capitalized. Such payments should be recognized as an expense as the goods are delivered or the related services are performed, not when the advance payment is made. If a company does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. EITF 07-3 is effective for new contracts entered into in fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Earlier application is not permitted. The Company is currently evaluating the impact of the adoption of EITF 07-3 on its consolidated financial statements, but believes that it will not have a material impact on the Company’s financial position.

In its December 2007 meeting, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF or Task Force) in Issue No. 07-1 (“EITF 07-1”), Accounting for Collaborative Arrangements . The scope of EITF 07-1 is limited to collaborative arrangements where no separate legal entity exists and in which the parties are active participants and are exposed to significant risks and rewards that depend on the success of the activity. The Task Force concluded that revenue transactions with third parties and associated costs incurred should be reported in the appropriate line item in each company’s financial statements pursuant to the guidance in EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent . The Task Force also concluded that the equity method of accounting under Accounting Principles Board Opinion 18, The Equity Method of Accounting for Investments in Common Stock , should not be applied to arrangements that are not conducted through a separate legal entity. The Task Force also concluded that the income statement classification of payments made between the parties in an arrangement should be based on a consideration of the following factors: the nature and terms of the arrangement; the nature of the entities’ operations; and whether the partners’ payments are within the scope of existing GAAP. To the extent such costs are not within the scope of other authoritative accounting literature, the income statement characterization for the payments should be based on an analogy to authoritative accounting literature or a reasonable, rational, and consistently applied accounting policy election. The provisions of EITF 07-1 are effective for fiscal years beginning on or after December 15, 2008, and companies will be required to apply the provisions through retrospective application to all collaborative arrangements exiting at adoption as a change in accounting principle. If it impracticable to apply the consensus to a specific arrangement, disclosure is required regarding the reason why retrospective application is not practicable and the effect of reclassification on the current period. The Company is currently evaluating the impact of the adoption of EITF 07-1 on its consolidated financial statements, but believes that it will not have a material impact on the Company’s financial position.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

DESCRIPTION OF BUSINESS

Overview

We are engaged in the exploration and production of crude oil in Northern China. We have an arrangement with the Jilin Refinery of PetroChina Group to sell our crude oil production for use in the China marketplace. As of March 31, 2008, we operated 165 producing wells located in four oilfields in Northern China and have plans for additional drilling projects.

In particular, through two of our subsidiaries, Song Yuan City Yu Qiao Oil and Gas Development Co. Ltd. (“Yu Qiao”) and Chang Ling Longde Oil and Gas Development Co. Ltd. (“LongDe”), we have entered into binding sales agreements with the PetroChina Group, whereby we sell our crude oil production for use in the China marketplace.

We currently operate 4 oilfields located in Northern China, which include:

Field	Acreage Gross developed and undeveloped)	Producing Oil Wells	Proved Reserves (Bbls)
Qian’an 112	5,115	140	1,963,319
Daan 34	2,298	7	168,335
Gudian 31	1,779	7	62,533
Hetingbao 301	2,471	11	274,637

Organizational History

We were incorporated in the State of Nevada on August 20, 1999 under the name Draco Holding Corporation. On March 29, 2004, we executed an Agreement for Share Exchange with Hong Xiang Petroleum Group Limited, a corporation organized and existing under the laws of the British Virgin Islands (“Hong Xiang”), and the individual shareholders owning 100% of the outstanding common shares of Hong Xiang (the “Hong Xiang Shareholders”).

Pursuant to the Agreement for Share Exchange, we issued 18,700,000 shares of our common stock to the Hong Xiang Shareholders in exchange for all of the shares of capital stock of Hong Xiang owned by the Hong Xiang Shareholders at closing, and Hong Xiang became our wholly-owned subsidiary. On June 28, 2004, we changed our name to China North East Petroleum Holdings Ltd.

During 2004, we acquired a 100% ownership in Song Yuan City Hong Xiang Petroleum Technical Services Co., Ltd. (“Hong Xiang Technical”), and Hong Xiang Technical in turn acquired a 100% interest in Song Yuan City Yu Qiao Qianan Hong Xiang Oil and Gas Development Co., Ltd. (“Hong Xiang Oil Development”), which was engaged in the exploration and production of crude oil in the Jilin region of the PRC.

As a result of the Yu Qiao acquisition discussed below, all operations, assets and liabilities of the Company’s subsidiary Hong Xiang Oil Development were transferred to Yu Qiao on March 19, 2007. Since Hong Xiang Oil Development and Hong Xiang Technical were no longer necessary elements of the Company’s corporate structure, and they were liquidated and dissolved.

PetroChina Oil Leases

Pursuant to a 20-year exclusive Cooperative Oil Lease (the “Oil Lease”), among PetroChina Group, Yu Qiao and the Company, entered into in May 2002, the Company has the right to explore, develop and produce oil at Qian’an 112 Oilfield. Pursuant to the Oil Lease, (i) PetroChina is entitled to 20% of the Company’s oil production for the first ten years of the Oil Lease term and 40% of the Company’s oil production for the remaining ten years of the Oil Lease term; and (ii) Yu Qiao is entitled to 2% of the Company’s oil production as a management fee.

LongDe is a party to a 20-year contract with PetroChina Group entered into in May 2003, pursuant to which LongDe has the right to explore, develop and produce oil at the Hetingbao 301 oilfield in the PRC. Pursuant to such between PetroChina and LongDe, PetroChina is entitled to 20% of LongDe’s output in the first ten years and 40% of LongDe’s output thereafter until the end of the contract.

As the controlling shareholder of Yu Qiao, the Company has the rights to extract and develop Qian’an 112 and other oil fields under contracts that Yu Qiao has entered into with PetroChina. These oilfields include the Daan 34 oilfield and Gudian 31 oilfield in Jilin Province.

Song Yuan Technical Joint Venture

On July 26, 2006, the Company entered into a joint venture agreement with Wang Hong Jung (“Mr. Wang”), the president and a stockholder of the Company and Ju Guizhi (“Ms. Ju”), mother of Mr. Wang, to contribute to the increased registered capital of Song Yuan North East Petroleum Technical Service Co. Ltd. (“Song Yuan Technical”). The purpose of Song Yuan Technical is to acquire oil and gas properties and to engage in the exploration of crude oil in the PRC. The Company owns a 90% equity interest in Song Yuan Technical, and Ms. Ju owns the remaining 10% equity interest in Song Yuan Technical.

Acquisition of LongDe

In order to comply with certain PRC laws relating to foreign entities’ ownership of oil and gas company in the PRC, prior to March 17, 2008, Song Yuan Technical directly owned a 70% equity interest in LongDe, while Sun Peng and Ai Chang Shan, respectively, owned 10% and 20% of the equity interests in Long De in trust for Song Yuan Technical. On March 17, 2008, Song Yuan Technical additionally acquired an additional 20% equity interest in LongDe, of which it acquired a 10% of the equity interest in LongDe from Sun Peng, and 10% of the equity interest in LongDe from Ai Chang Shan. Accordingly, Song Yuan Technical now owns directly 90% of the equity interests in LongDe, with Ai Chang Shan holding the remaining 10% in trust for Song Yuan Technical. The acquisition of LongDe was made pursuant to the laws of the PRC. As a 90% owner of Song Yuan Technical, the Company effectively controls LongDe.

Acquisition of Yu Qiao

On January 26, 2007, the Company, through its 90% owned subsidiary Song Yuan Technical, acquired beneficial ownership of all of the interests in Yu Qiao from Ms. Ju. In consideration for such acquisition, the Company issued to Ms. Ju an aggregate of 10 million shares of its common stock (the “Acquisition Shares”), having a market value of approximately U.S.$3.1 million. However, on June 29, 2007, the Company, Mr. Wang and Ms. Ju entered into an agreement pursuant to which, among other things, all of the Acquisition Shares were contributed to the Company.

In order to comply with certain PRC laws relating to foreign entities’ ownership of oil and gas company in the PRC, the former owners of Yu Qiao, Wang Pingwu and Meng Xiangyun, held 10%, and 20% of the equity interests, respectively, in Yu Qiao in trust for the benefit of Song Yuan Technical. The laws of the PRC govern the agreements by which the Company acquired Yu Qiao and by which the former owners of Yu Qiao hold equity interests in trust. See “Regulations Affecting Our Business” under “Risk Factors.” Subsequently, on March 17, 2008, Song Yuan Technical acquired from Meng Xiangyun the 20% equity interest which he had held in Yu Qiao. Accordingly, Song Yuan Technical currently directly holds a 90% equity interest in Yu Qiao, while Wang Pingwu continues to hold a 10% equity interest in Yu Qiao in trust for the benefit of Song Yuan Technical. Thus the Company, through Song Yuan Technical, currently effectively controls 90% of the equity interests in Yu Qiao, while the remaining 10% equity interests in Yu Qiao is effectively controlled by Ms. Ju.

Oil and Gas Properties and Activities

As of March 31, 2008, the Company had a total of 165 producing wells, including 140 producing wells at the Qian’an 112 oilfield, 11 producing wells at the Hetingbao 301 oilfield, 7 producing wells at the Daan 34 oilfield and 7 producing wells at the Gudian 31 oilfield. There were 103 traditional sucker-rod pumping machines in operation.

All of the Company’s crude oil production is sold to the Jilin Refinery of PetroChina Group. The approximate distance of each of the Company’s oil fields from the Jilin Refinery is as follows: the Qian’an 112 oilfield is four kilometers away, the Hetingbao 301 oilfield is three kilometers away, the Daan 34 oilfield is fifteen kilometers away and the Gudian Oilfield 31 is thirty kilometers away.

PetroChina pays the Company a price per barrel based on the international crude oil spot market price on the first day of every month. The price is FOB the Jilin Refinery.

Sales Volumes and Prices

The following table shows the Company’s annual sales volumes of crude oil for the last two fiscal years.

	2007	2006
	(Bbls)
China
Crude Oil	267,516	90,520

Proved Reserves

As of December 31, 2007, total proven reserve was 2,468,824 barrels of crude oil. The Qian’an 112 Oilfield had proven reserve of 1,963,319 barrels. The Hetingbao 301 Oilfield had proven reserve of 274,637 barrels. The Gudian 31 Oilfield had proven reserve of 62,533 barrels, and the Daan 34 Oilfield had proven reserve of 168,335 barrels.

Proved reserve estimates were made as of December 31, 2007 by Ralph E. Davis Associates Inc., an independent worldwide petroleum consultant based in Houston TX. Ralph E. Davis Associates Inc. conducted a study of each of the aforementioned oilfields in accordance with generally accepted petroleum engineering and evaluation principles in conformity with SEC definitions and guidelines.

The Company’s estimates of proved reserves, proved developed reserves and proved undeveloped reserves at December 31, 2007 and 2006 (restated) are contained in the Supplemental Oil and Gas Disclosures— Unaudited (Supplemental Information) in the CNEH Consolidated Financial Statements (Consolidated Financial Statements).

Also contained in the Supplemental Information in the Consolidated Financial Statements are the Company’s estimates of future net cash flows and discounted future net cash flows from proved reserves. See Operating Results and Critical Accounting Policies and Estimates for additional information on the Company’s proved reserves.

The following table shows the Company’s annual average sales prices and average production costs. Production costs are costs incurred to operate and maintain the Company’s wells and related equipment and include cost of labor, well service and repair, location maintenance, power and fuel, transportation, cost of product, property taxes, production and severance taxes and production related general and administrative costs. Additional detail of production costs is contained in the Supplemental Information.

Qian’an 112 Oilfield	2007	2006

Average annual sales price per barrel	$70.03	$64.45
Aggregate annual sales	$18,466,325	$4,686,747
Average annual production cost per barrel equivalent	$10.50	$12.41

Hetingbao 301 Oilfield	2007	2006

Average annual sales price per barrel	$70.03	$64.45
Aggregate annual sales	$797,696	$442,466
Average annual production cost per barrel equivalent	$16.05	$9.32

Daan 34 Oilfield	2007	2006

Average annual sales price per barrel	$70.03	$64.45
Aggregate annual sales	$177,231	$140,777
Average annual production cost per barrel equivalent	$10.50	$13.32

Gudian 31 Oilfield	2007	2006

Average annual sales price per barrel	$70.03	$64.45
Aggregate annual sales	$40,817	$51,915
Average annual production cost per barrel equivalent	$10.50	$13.32

Drilling Programs

During 2007, the Company drilled 60 new productive wells at the Qian’an 112 oilfield, 5 new productive wells at the Hetingbao 301oilfield, 1 new productive well at the Daan 34 oilfield, and 1 new productive well at the Gudian 31 oilfield.

Drilling Statistics

The following table shows the results of the oil and gas wells drilled and tested as of the end of the period indicated:

	Net Exploratory			Net Development
	Productive	Dry Holes	Total	Productive	Dry Holes	Total	Total
2007	0	0	0	157	0	157	157
2006	0	0	0	90	0	90	90

Properties and Leases

The following schedule shows the number of developed leases, undeveloped lease and fee mineral acres in which the Company held interests at December 31, 2007:

	Developed Lease (1)		Undeveloped Lease (2)
Property	Gross	Net	Gross	Net

Qian’an 112	2894	2316	1275	1020
Hetingbao 301	475	380	432	346
Daan 34	173	139	497	398
Gudian 31	130	104	238	190

(1)	Developed Proved Acres means the acres assigned to each productive well. Total proved producing wells as of December 31, 2007 were 157.

(2)	Undeveloped Proved Acres means the acres assigned to each undeveloped location under lease that contains proved oil reserves.

Marketing and Sales

Currently, all of the Company’s crude oil production is sold to PetroChina’s Jilin Refinery. We do not expect the Company to have any other customers during the next twelve months. As restricted by contract with PetroChina, we may not sell any crude oil to any other customer. PetroChina pays the Company an amount per barrel based on the International spot price as of the first day of each calendar month.

Employees

We currently employ 312 people, of which 63 are in management and 249 are site workers. All employees are located in Northern China. Many of them are highly educated, including senior engineers and specialists with bachelors or masters degrees. None of our employees belong to a union nor are any employed pursuant to any collective bargaining agreement or similar agreement. We believe that relationships with our employees are satisfactory.

Regulations

Restrictions on Foreign Ownership in the Oil and Gas Industry

The principal regulation governing foreign ownership of oil and gas companies in China is the “Regulations on Mergers and Acquisitions of Domestic Enterprises by the Foreign Investors” issued by Ministry of Commerce, Foreign Investment Administration, Stock Exchange Committee (September 2006). Currently, qualified foreign investors cannot own 100% of an oil and gas company in China. The foreign investors’ equity holding ratios are subject to the approval of relevant government authorities.

As we understand that any foreign investment in China should be subject to the approval of the Ministry of Commerce and approvals of other authorities (if applicable).

As a result of the rules and regulations described above, we conduct our businesses in China through Yu Qiao and Wang Pingwu, who holds the equity interests of Yu Qiao in trust for the Company and LongDe and Ai ChangShan, who holds the equity interests of LongDe in trust for the Company. We have entered into contractual arrangements with Wang Pingwu and Ai ChangShan pursuant to which we believe, based on the advice of PRC legal counsel, that:

•	we are able to exert effective control over Yu Qiao and LongDe;

•	substantially all of the economic benefits of Yu Qiao and LongDe will be transferred to us; and

•	our 90% owned joint venture, Song Yuan Technical, has an exclusive option to purchase all or part of the equity interests in Yu Qiao and LongDe to the extent permitted by PRC law.

The Company further believes, based on the advice of PRC legal counsel, that:

•	the ownership structure of Yu Qiao and LongDe are in compliance with existing PRC laws and regulations;

•
the contractual arrangements among Song Yuan Technical, Yu Qiao, Wang Pingwu, LongDe and Ai ChangShan are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

•	the PRC business operations of Song Yuan Technical and Yu Qiao and LongDe as described in this annual report, are in compliance with existing PRC laws and regulations in all material respects.

We have been further advised, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities will not in the future take a view that is contrary to the above opinion of our PRC legal counsel.

Environmental Regulations

We are subject to the environmental laws and regulations of the jurisdictions in which we carry on our business. Existing or future laws and regulations could have a significant impact on the exploration and development of natural resources by us. However, to date, we have not been required to spend any material amounts for environmental control facilities. The Chinese government strictly monitors compliance with these laws but compliance therewith has not had any adverse impact on our operations or our financial resources.

Special Oil Fees

In June 2006, the PRC government imposed a new regulation on all oil and gas producers. Under this new regulation, all oil and gas producers are subject to a mandatory special oil fee. The fee is calculated based on the per barrel selling price of crude oil received by the producer. If the selling price of crude oil received by the producer exceeds $40 per barrel, the special oil fee is 20% of that portion of the selling price that exceeds $40 per barrel. If the selling price of the crude oil exceeds $60 per barrel, the special oil fee is 40% of the portion of the selling price that exceeds $60 per barrel. As a result of this new regulation, the Company paid additional special oil fees of $2,857,376 to the PRC government during 2007. The Company will be required to continue to pay these special oil fees to the PRC government if the selling price of crude oil remains above $40 per barrel and these special oil fees will increase to the extent that crude oil prices continue to rise.

Competition

By virtue of our binding contractual agreements with PetroChina Group as described above, we have no competitor with respect to the extraction and production of crude oil from the oilfields where we operate.

Properties

China North East Petroleum’s principal headquarters are located in Song Yuan City, Jilin Province in the People’s Republic of China. The Company leases an approximately 7,747 square foot facility for approximately $12,294 per year that expires in June 30, 2015. These headquarters house all of our administrative and clerical staff. The Company also leases an approximately 26,910 square foot facility as its production base for $160 per year that expires in September 20, 2023.

The Company’s crude oil exploration and production operations are conducted on property which is located in the Jilin Oil Region.

The Company also has an office located at the Qian’an 112 Oilfield. The Company owns the buildings although the land is leased pursuant to the Oil Lease. Actual oil exploration and production operations are controlled from this office and housing is provided for up to 60 workers. The Company pays no rent for use of this space. In addition the Company has no written agreement or formal arrangement pertaining to the use of this space. No other businesses operate from this office.

The Company does not have an office located in the Hetingbao 301, Daan 34 or Gudian 31 Oilfields.

The Company has no current plans to occupy any additional office space.

Legal Proceedings

On August 17, 2007, the Company filed a complaint in the Third Judicial District Court in and for Salt Lake County, State of Utah, naming Topworth Assets Limited ("Topworth") as the principal defendant. The Company asserted conversion, unjust enrichment, breach of warranty, fraud, and for declaratory relief causes of action. The actions arise out of the issuance of 3,715,000 shares of the Company's stock to Topworth in or about early 2004. The Company was able to recover from Topworth 2,715,000 of these shares shortly after their issuance, and now contends it is entitled to recover the remaining 1,000,000 shares because Topworth received all the stock by fraud. The Company sought and obtained an injunction preventing Topworth's transfer of this disputed stock.

In response to the Company's complaint and the issuance of the injunction against it, Topworth filed an answer to the complaint and a counterclaim against the Company, Wei Guo Ping, and Wang Hong Jun on December 11, 2007. Topworth asserts various legal theories that contend it performed consulting services to the Company; was entitled to all of the disputed stock as compensation for services; and was improperly required to return some of the disputed stock to the Company.

Overall, the principal parties seek recovery of the ownership or value of all the shares of stock the Company contends were fraudulently issued to Topworth. All of the disputed shares are currently deemed to be issued and outstanding. The Company intends to vigorously pursue its claims for recovery against Topworth and to defend against the counterclaim of Topworth.

We know of no other material, active or pending legal proceedings against our company, and, other than as disclosed above, we are not involved as a plaintiff in any other material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS AND EXECUTIVE OFFICERS

Management and Board of Directors

The following table sets forth the names, ages and positions of our directors and executive officers:

Name	Age	Position

Wang Hong Jun	37	President and Chairman of the Board
Wei Guo Ping	41	Director
Yu Li Guo	36	Director
Robert C. Bruce	46	Director
Edward M. Rule	61	Director
Li Jing Fu	59	Director
Zhang Yang	27	Chief Financial Officer
Jiang Chao	29	Secretary

Each Director will hold office until the next annual meeting of stockholders and until his successor has been elected and qualified.

Background of Executive Officers and Directors

WANG HONG JUN has served as Chairman and President of the Company since May 2004, following completion of the share exchange transaction with Hong Xiang. Mr. Wang has over 15 years experience in the business management and oil industry experience. Before he joined the company, Mr. Wang worked for Jilin Oil Field and Drilling Company as an Executive with the responsibility of overseeing operations and coordinating various projects.

WEI GUO PING has served as a Director of the Company since May 2004, following completion of the share exchange transaction with Hong Xiang. From 1991 to 1997, Mr. Wei was the Executive Officer for the Government Office of Heilongjiang Province where he was responsible for evaluation and approval of business projects. From 1997 to 2002, he was General Manager of Shui Tak Chemical Company Limited and was responsible for handling day-to-day operations and strategic planning. Mr. Wei received a bachelor degree from the Heilongjiang Petrochemical Institute.

YU LI GUO has served as Director of the Company since June 2005. In 2003, Mr. Yu was elected a director of Harbin Hong Xiang Petroleum Services Limited, a wholly-owned subsidiary of Hong Xiang Petroleum Group Limited. From 2000 to 2003, Mr. Yu was employed by Jilin Yong Ji Telecommunication Company as General Manager. Prior, Mr. Yu was employed by the Department of Industrial & Commercial Bank of China as Vice Manager of Human Resources from 1997 to 2000. Mr. Yu received a bachelor degree in International Finance from Jilin Financial College.

ROBERT C. BRUCE has served as Director of the Company since May 2008. Mr. Bruce is President of Oakmont Advisory Group, LLC, a financial management consulting firm located in Portland, Maine. Prior to founding Oakmont Advisory Group, from 1999 through 2004 he served as Chief Operating Officer, Treasurer and Director for Enterix Inc., a privately-held, venture-funded medical device and laboratory services company that was purchased by Quest Diagnostics. He also previously served as Chief Financial Officer for Advantage Business Services (1997 to 1998), a privately-held national payroll processing and tax filing business that was subsequently acquired by PayChex.  Mr. Bruce is a member of the Board of Directors of Immucell Corp., a NASDAQ listed manufacturer of animal health products.  Mr. Bruce received his MBA from the Yale School of Management, and a Bachelor of Arts degree in East Asian Studies from Princeton University.  Mr. Bruce speaks and reads Mandarin Chinese.

EDWARD M. RULE has served as Director of the Company since May 2008. Mr. Rule is Chairman of TDR Capital International Limited, a Hong Kong based financial services house. Most of his career has been spent in China, initially as a diplomat and subsequently as an investment banker with the Standard Chartered Group and private equity professional with the $800 million Asian Infrastructure Fund. He is a graduate in Chinese language of the University of Melbourne and the Australian National University. He speaks Mandarin Chinese and Cantonese. He has been director of several listed companies in Hong Kong and Australia.

LI JING FU has served as Director of the Company since May 2008. Mr. Li is the Chairman and top representative of Joint Management Committee of Qian Guo County Longhai Petroleum & Natural Gas Co., Ltd. and was appointed to that position by Petro China’s Jilin branch in 2005.  Mr. Li has been in the petroleum industry since 1970.  In his extensive career he has served as Vice Monitor for Jiang Han Oil Field’s comprehensive logging team, Secretary of Command Department of Petroleum Hui Zhan in Jilin Province, Vice President of Jilin Oilfield Exploration and Development Research Institute.  From 1995 to 2002, Mr. Li was appointed by PetroChina’s Jilin branch to serve as General Manger of management and production operation of oil exploitation of Jilin Jiyuan Petroleum & Natural Gas Development Co. Ltd.  From 2002 to 2005, Mr. Li, served as Project Manager of Song Yua City Qian Yuan Oil & Gas Development Co., Ltd. also by appointment by PetroChina’s Jilin branch.  Mr. Li received his bachelor’s degree from Chang Chun Geology Institute in Jilin, China.

ZHANG YANG has served as Chief Financial Officer of the Company since January 2006. Prior to CNEH, Mr. Zhang served as Controller of Harbin Gloria Inn from 2004 to 2005. Mr. Zhang received a Business degree in 2001, from London College of International Business Study and a degree in Accounting from London South Bank University. Mr. Zhang is a candidate member under the Association of Chartered Certified Accountants (ACCA).

JIANG CHAO has served as Secretary of the Company since January 2006. Prior to joining CNEH, from 2004 to 2005, Mr. Jiang served as a Financial Manager at Songzai International Holding Group, Inc., a Nevada corporation engaged in the coal mining business. Mr. Jiang holds a Master’s degree in International Business Management from University of Surrey (UK) and received Business degree from University of Bradford (UK) and Heilongjiang University (China).
There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Corporate Governance Matters

The Company intends to appoint independent directors to its board of directors during fiscal 2008, and to create an audit committee and compensation committee of its board.

Code of Ethics. A Code of Business Conduct and Ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the Code. We are not currently subject to any law, rule or regulation requiring that we adopt a Code of Ethics, however, we have adopted a code of ethics that applies to our principal executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions. Such code of ethics will be provided to any person without charge, upon request, a copy of such code of ethics by sending such request to us at our principal office.

Audit Committee. In June 2008, Messrs. Bruce, Rule and Li were appointed to serve on the audit committee of the Board of Directors.

Board of Directors Independence. Our Board of Directors consists of six members. Three of the members of the board of directors are “independent” as defined under the rules of the NASDAQ Stock Market.

Audit Committee Financial Expert. Our Board of Directors has determined that one member qualifies as an “audit committee financial expert” and that three members are “independent”, in each case as defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended. We believe that the members of our Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Nominating Committee. We have not yet established a nominating committee. Our board of directors, sitting as a board, performs the role of a nominating committee. We are not currently subject to any law, rule or regulation requiring that we establish a nominating committee.

Compensation Committee. In June 2008, Messrs. Rule, Wang and Li were appointed to serve on the compenstaion committee of the Board of Directors.

At this stage of our development, we have elected not to expend our limited financial resources to implement these measures. It is possible that if we were to adopt some or all of the corporate governance measures described in this section, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made pursuant to objective criteria, by disinterested directors and that policies had been implemented to define responsible conduct.

EXECUTIVE COMPENSATION

The table below sets forth information concerning compensation paid to the chief executive officer and two of our most highly compensated officers of the Company. None of the Company’s other executive officers currently serving as such had annual compensation exceeded $100,000 (U.S.) in the last fiscal year.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Wang Hong Jun,	2007	5,922	$0	$0	$0	0	$0	$0	5,922
President, and Chairman of the Board	2006	3,002	$0	$0	$0	0	$0	$0	3,002

Zhang Yang,	2007	6,580	0	0	0	0	0	0	6,580
Chief Financial Officer	2006	3,075	0	0	0	0	0	0	3,075

Jiang Chao	2007	12,000	0	0	0	0	0	0	$12,000
	2006	12,000	0	0	0	0	0	0	$12,000

(1) All compensation is paid in RMB. The amounts in the foregoing table have been converted to U.S. dollars at the conversion rate of one U.S. dollar to RMB 7.2946 for year 2007 and one U.S. dollar to RMB 7.8041 for year 2006.

During the last fiscal year, none of our other officers had a salary and bonus greater than $100,000.

Stock-Based Compensation

No deferred compensation or long-term incentive plan awards were issued or granted to the Company’s officers and directors as at the fiscal year end, December 31, 2007. No employee, director, or executive officer has been granted any option or stock appreciation rights, options awards and stock awards, accordingly, no tables relating to such items have been included within this Item.

Director Compensation

The non-employee directors received compensation in cash in connection with their service on the Board of Directors during the years ended December 31, 2007. Yu Li Guo and Wei Guo Ping each received $4,935 (RMB 36,000) during 2007. Wang Hong Jun did not receive any compensation for his service on the Board during 2007. The only compensation received by Wang Hong Jun was his salary disclosed above. The following Director Compensation Table summarizes the compensation of our directors for services rendered to the Company during the year ended December 31, 2007.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wang Hong Jun	0	0	0	0	0	0	0
Wei Guo Ping	4,935						4,935
Yu Li Guo	4,935	0	0	0	0	0	4,935

(1) All compensation is paid in RMB. The amounts in the foregoing table have been converted to U.S. dollars at the conversion rate of one U.S. dollar to RMB 7.2946 for year 2007.

For 2008, the non-employee directors will each receive annual cash compensation of $20,000 paid on a quarterly basis.  Each director will also receive $1,000 for each meeting attended in person or by telephone, except for directors who reside outside of Jilin or Heilongjiang provinces will receive $5,000 for each meeting attended in person held at the Company’s principal office.

In addition to cash compensation, each director will receive an option to purchase up to 20,000 shares of the Company common stock, with 25% of the options vesting upon grant and 25% vesting every three months thereafter.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company, with respect to any director or executive officer of the Company which would in any way result in payments to any such person because of his resignation, retirement or other termination of employment with the Company, any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

During the last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest. There are no transactions presently proposed, except as follows:

a)
Pursuant to an agreement entered into by a stockholder, a related party and the Company on June 29, 2007, the stockholder and the related party unconditionally and irrevocably contributed all of the advances owed by the Company as of March 31, 2007 amounting to $1,746,128 and $5,451,685 respectively to the Company. These contributions were recorded as additional paid-in capital by the Company.

b)
On January 26, 2007, Song Yuan Technical entered into an agreement with a related party and certain third parties who are stockholders of Yu Qiao to acquire 100% of the equity interest of Yu Qiao. In consideration for the acquisition, the Company will issue to the related party an aggregate of 10,000,000 shares of the Company’s common stock (“the Acquisition Shares”) having a fair value of $3,100,000.

On June 29, 2007, the Company and the related party entered into an agreement pursuant to which the related party unconditionally and irrevocably contributed the Acquisition Shares to the Company. The contribution of the Acquisition Shares was recorded as additional paid-in capital by the Company.

c)
In 2007 and 2006, the Company owed a related party $3,118,085 and $4,255,441 respectively for advances made without fixed repayment terms. Imputed interest expense is computed at 7% and 6% per annum on the amount due respectively.

d)
In 2007 and 2006, the Company owed a related party $13,672 and $12,806 respectively which is repayable on demand. Imputed interest expense is computed at 7% and 6% per annum on the amount due respectively.

e)	In 2007, the Company owed a related party $14,364 which is repayable on demand. Imputed interest expense is computed at 7% per annum on the amount due.

f)	In 2006, a related party owed the Company $64,031 which is interest free and repayable on demand.

g)	In 2006, the Company owed a related party $43,029 which is repayable on demand. Interest is charged at 24% per annum. Interest expense paid for the year ended December 31, 2006 was $351.

h)
In 2007 and 2006, the Company owed a stockholder $123,105 and $1,656,935 respectively which is repayable on demand. Imputed interest expense is computed at 7% and 6% per annum on the amount due respectively.

i)	Total imputed interest expenses recorded as additional paid-in capital amounted to $200,165 and $349,393 for the years ended December 31, 2007 and 2006 respectively.

j)	The Company paid a stockholder $12,603 and $12,027 for leased office spaces for the years ended December 31, 2007 and 2006 respectively.

k)
On April 3, 2006, the Company issued 700,000 shares of common stock to a related party for consulting services. The stock was valued at the closing price on the date of grant of $0.31 per share, yielding an aggregate value of $217,000.

Indemnification Agreements

None.

Director Independence

None of the members of the board of directors is “independent” as defined under the rules of the NASDAQ Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of June 30, 2008 regarding the beneficial ownership of stock by (a) each stockholder who is known by the Company to own beneficially in excess of 5% of the Company’s outstanding stock; (b) each director; (c) the Company’s chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock (the only class of outstanding stock), except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 19,224,080 shares of common stock outstanding, as of June 30, 2008.

Security Ownership Of Certain Beneficial Owners, Directors And Executive Officers In
Common Stock

NAME AND ADDRESS OF BENEFICIAL OWNER(1)	AMOUNT OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS OF STOCK OUTSTANDING

Officers and Directors
Wang Hong Jun	6,732,000		35.02%
Wei Guo Ping	2,000		0.01%
Yu Li Guo	0		0.00%
Robert C. Bruce	19,000	(3)	0.10%
Edward M. Rule	10,000	(3)	0.05%
Li Jing Fu	10,000	(3)	0.05%
Zhang Yang	0		0.0%
Jiang Chao	0		0.0%

All Officers and Directors as a Group (eight persons)	6,773,000		35.23%

5% Beneficial Owners
N/A

(1)	Unless otherwise indicated, the address of the stockholders is 445 Park Avenue, New York, NY 10022.

(2)
Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to information made known by the Company. There are no shares issuable to any beneficial owner, director or executive officer pursuant to stock options that are/or will become exercisable within 60 days of June 30, 2008.

(3)	Includes 10,000 shares issuable pursuant to options exercisable within 60 days of June 30, 2008.

Securities Authorized for Issuance under Equity Compensation Plan

None.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, $0.001 per share. As of April 22, 2008, 19,224,080 shares of common stock were issued and outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

We are subject to the provisions of the Nevada private corporation law, which are anti-takeover provisions. In general, the provisions of Sections 78.411-444 prohibit a publicly held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. They may also have the effect of preventing changes in our management.

Our certificate of incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

The provisions of Nevada law and the provisions of our certificate of incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Register

The transfer agent and registrar for our common stock is Interwest Transfer, Inc., 1981 East 4800s Suite 100, Salt Lake City, Utah 84117, telephone number (801) 272-9294.

Market Information

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “CNEH.”

SELLING STOCKHOLDERS

The following table sets forth as of , 2008, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified.

On February 28, 2008, the Company sold to Lotusbox Investments Limited(the “Selling Stockholder”) a 8.00% Secured Debenture due 2012 (the “Debenture”) in aggregate principal amount of $15,000,000, and agreed to issue to the Selling Stockholder five-year warrants exercisable for up to (i) 1,200,000 shares of the Company’s common stock at an initial exercise price equal to $0.01 per share (“Class A Warrants”), (ii) 1,500,000 shares of the Company’s common stock at an initial exercise price equal to $3.20 per share (“Class B Warrants”) and (iii) 2,100,000 shares of the Company’s common stock at an initial exercise price equal to $3.45 (“Class C Warrants”), all warrant exercise prices are subject to certain adjustments. The Debenture and each of the Class A, B and C Warrants were not registered under the Securities Act of 1933, as amended (“Securities Act”) in reliance upon the exemption from the registration requirements provided in Section 4(2) of, and the safe harbor from such registration provided by Regulation S, promulgated under the Securities Act.

Although we have assumed for purposes of the table that the Selling Stockholder will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholder, or that will be held after completion of the resales. In addition, the Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date it provided information to us. The Selling Stockholder is not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Shares Being	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares	%	Offered	Shares	%
Lotusbox Investments Limited(3)	4,800,000	25	4,800,000	0	*

Total	4,800,000	25%	4,800,000	0	*%

* Less than one percent

(1)
This table is based upon information supplied by the selling shareholder. The number and percentage of shares beneficially owned are based on an aggregate of 19,224,080 shares of our common stock outstanding as of June 30, 2008.

(2)
Because the selling shareholder identified in this table may sell some, all or none of the shares owned by it that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement. Therefore, we have assumed for purposes of this table that the selling shareholder will sell all of the shares beneficially owned by it.

(3)
Harmony Investment Fund Limited, through its directors Suresh Withana and John Robert Nicholls, exercises voting and investment over the securities to be offered for resale by the selling shareholder. The Selling Stockholder has advised the Company that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

PLAN OF DISTRIBUTION

The Selling Stockholder of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

·	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

·	a combination of any such methods of sale; or

·	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions it assumes. The Selling Stockholder may also sell shares of the common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. NASD Rule 2710 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. FINRA has recently proposed rule changes to NASD Rule 2710 which may, if approved, modify the requirements of its members to make filings under NASD Rule 2710. Further, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by selling shareholders, which total compensation may not generally exceed 8%, subject to the amount being raised in the offering.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The Company has advised the Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. In addition, the Company has advised the Selling Stockholder that the Commission currently takes the position that coverage of short sales “against the box” prior to the effective date of the registration statement of which this prospectus is a part would be a violation of Section 5 of the Securities Act, as described in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporate Finance.

If the Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholder in connection with resales of its shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Crone Rozynko LLP, San Francisco, California. Crone Rozynko LLP holds an option to purchase 100,000 shares of common stock at an initial exercise price of $2.15 per share.

EXPERTS

The consolidated financial statements of our company as of December 31, 2007 and 2006 included in this prospectus have been audited by Jimmy C.H. Cheung & Co, Independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,734,345	$74,638
Accounts receivable, net	5,981,125	4,852,633
Prepaid expenses and other current assets	682,928	398,046
Current portion of deferred financing costs, net	296,557	-
Value added tax recoverable	-	651,905
Total Current Assets	19,694,955	5,977,222

PROPERTY AND EQUIPMENT
Oil and gas properties, net	42,616,236	40,345,008
Fixed assets, net	1,046,714	885,474
Oil and gas properties under construction	1,127,198	2,550,058
Total Property and Equipment	44,790,148	43,780,540

LAND USE RIGHTS, NET	44,045	45,076

LONG-TERM DEFERRED FINANCING COSTS, NET	864,959	-
TOTAL ASSETS	$65,394,107	$49,802,838

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$7,732,748	$6,580,930
Current portion of secured debenture, net of discount	737,342	-
Other payables and accrued liabilities	1,561,934	1,020,980
Due to related parties	14,241	28,036
Note payable	284,811	273,444
Income tax and other taxes payable	5,001,942	2,687,449
Due to a stockholder	131,387	123,105
Total Current Liabilities	15,464,405	10,713,944

LONG-TERM LIABILITIES
Accounts payable	8,665,641	15,467,661
Secured debenture, net of discount	6,636,074	-
Deferred tax payable	475,445	543,100
Due to a related party	1,579,572	3,118,085
Total Long-term Liabilities	17,356,732	19,128,846

TOTAL LIABILITIES	32,821,137	29,842,790

COMMITMENTS AND CONTINGENCIES	-	-

MINORITY INTERESTS	1,646,440	1,124,964

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 150,000,000 shares authorized,
19,224,080 shares issued and outstanding	19,224	19,224
Additional paid-in capital	19,207,082	11,361,579
Deferred stock compensation	-	(27,125)
Retained earnings
Unappropriated	8,482,166	5,200,907
Appropriated	916,263	916,263
Accumulated other comprehensive income	2,301,795	1,364,236
Total Stockholders' Equity	30,926,530	18,835,084

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$65,394,107	$49,802,838

The accompanying notes are an integral part of these condensed consolidated financial statements

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income

	(Unaudited)
	Three months ended March 31,
	2008	2007

NET SALES	$10,823,974	$1,879,947

COST OF SALES
Production costs	712,305	336,790
Depreciation of oil and gas properties	1,874,692	389,227
Amortization of land use rights	2,842	2,624
Government oil surcharge	2,211,320	157,131
Total Cost of Sales	4,801,159	885,772

GROSS PROFIT	6,022,815	994,175

OPERATING EXPENSES
Selling, general and administrative expenses	257,594	220,265
Professional fees	57,512	16,000
Consulting fees	81,630	27,125
Amortization of deferred financing costs	24,713	-
Amortization of discount on debenture	162,268	-
Depreciation of fixed assets	52,232	36,027
Total Operating Expenses	635,949	299,417

INCOME FROM OPERATIONS	5,386,866	694,758

OTHER INCOME (EXPENSE)
Other expense	(2,311)	-
Interest expense	(119,697)	(10,591)
Imputed interest expenses	(26,896)	(131,846)
Interest income	4,042	248
Total Other Expense, net	(144,862)	(142,189)

NET INCOME BEFORE TAXES AND MINORITY INTERESTS	5,242,004	552,569

Income tax expense	(1,439,269)	(221,407)

Minority interests	(521,476)	(43,799)

NET INCOME	3,281,259	287,363

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	937,559	87,251

COMPREHENSIVE INCOME	$4,218,818	$374,614

Net income per share
- basic	$0.17	$0.01
- diluted	$0.17	$0.01

Weighted average number of shares outstanding during the period
- basic	19,224,080	29,224,080
- diluted	20,537,854	29,224,080

The accompanying notes are an integral part of these condensed consolidated financial statements

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2008 and 2007 (Unaudited)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,281,259	$287,363
Adjusted to reconcile net income to cash provided
by operating activities:
Depreciation of oil and gas properties	1,874,692	389,227
Depreciation of fixed assets	52,232	36,027
Amortization of land use rights	2,842	2,624
Amortization of deferred financing costs	24,713	-
Amortization of discount on debenture	162,268	-
Warrants issued for services	29,755	-
Minority interests	521,476	43,799
Stocks issued for services	27,125	27,125
Imputed interest expenses	26,896	131,846
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(1,128,492)	358,931
Prepaid expenses and other current assets	(284,882)	(28,390)
Due from related parties	-	(49,836)
Value added tax recoverable	651,905	58,901
Deferred financing costs	(1,186,229)	-
Increase (decrease) in:
Accounts payable	(5,650,202)	490,089
Other payables and accrued liabilities	540,954	2,296
Income tax and other taxes payable	2,314,493	462,572
Deferred tax payable	(67,655)	-
Net cash provided by operating activities	1,193,150	2,212,574

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of oil and gas properties	(748,820)	(2,742,832)
Purchase of fixed assets	(174,005)	(123,925)
Additions to oil and gas properties under construction	(211,709)	-
Net cash used in investing activities	(1,134,534)	(2,866,757)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of secured debenture	15,000,000	-
Decrease in other loans payable	-	(25,612)
Increase in amount due to a stockholder	8,282	89,193
(Decrease) increase in amounts due to related parties	(1,552,308)	1,170,121
Net cash provided by financing activities	13,455,974	1,233,702

EFFECT OF EXCHANGE RATE ON CASH	(854,883)	(67,207)

NET INCREASE IN CASH AND CASH EQUIVALENTS	12,659,707	512,312

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	74,638	13,746

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,734,345	$526,058

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income tax expense	$1,283,180	$60,462

Interest expense	$11,204	$10,591

The accompanying notes are an integral part of these condensed consolidated financial statements

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2008
(UNAUDITED)

NOTE 1   BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at March 31, 2008, the results of operations for the three ended March 31, 2008 and 2007 and cash flows for the three months ended March 31, 2008 and 2007. The results for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2008.

These financial statements should be read in conjunction with the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission.

NOTE 2   ORGANIZATION

China North East Petroleum Holdings Limited (“North East Petroleum”) is a US listed company which was incorporated in Nevada on August 20, 1999 under the name of Draco Holding Corporation (“Draco”).

Hong Xiang Petroleum Group Limited ("Hong Xiang Petroleum Group") was incorporated in the British Virgin Islands (“BVI”) on August 28, 2003 as an investment holding company.

On December 5, 2003, Song Yuan City Hong Xiang Petroleum Technical Services Co., Ltd. (“Hong Xiang Technical”) was incorporated in the People’s Republic of China (“PRC”) which provided technical advisory services to oil and gas exploration companies in the PRC.

During 2004, Hong Xiang Petroleum Group acquired a 100% ownership of Hong Xiang Technical.

During 2004, Hong Xiang Technical acquired a 100% interest in Song Yuan City Yu Qiao Qianan Hong Xiang Oil and Gas Development Co., Ltd. (“Hong Xiang Oil Development”) which is engaged in the exploration and production of crude oil in the Jilin Oil Region, of the PRC.

During 2004, Draco executed a Plan of Exchange to acquire 100% of Hong Xiang Petroleum Group.

On July 26, 2006, the Company entered into a Joint Venture Agreement (the “JV Agreement”) with a principal stockholder and a related party, hereafter referred to as the “Related Parties,” to acquire oil and gas properties for the exploration of crude oil in the PRC.  Pursuant to the JV Agreement, the Company and the Related Parties are obligated to contribute $1 million and $121,000, respectively, to the registered capital of Song Yuan North East Petroleum Technical Service Co., Ltd.  (“Song Yuan Technical”), and the Company and the Related Parties will each share 90% and 10% respectively of the equity and profit interests of Song Yuan Technical.

On June 1, 2005, Song Yuan Technical acquired from third parties 100% equity interest of LongDe Oil & Gas Development Co. Ltd. (“LongDe”) at a consideration of $120,773 in cash. LongDe is engaged in the exploration and production of crude oil in the Jilin Oil Region, of the PRC.

On January 26, 2007, Song Yuan Technical acquired 100% of the equity interest of Song Yuan City Yu Qiao Oil and Gas Development Limited Corporation (“Yu Qiao”) for 10,000,000 shares of the Company’s common stock having a fair value of $3,100,000 based on the preceding 30-day average of the high bid and the low ask price for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the date of the closing of the transaction. Prior to this transaction, Yu Qiao was owned 70% by a related party of the Company and 30% by third parties held on behalf of the related party.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2008
(UNAUDITED)

NOTE 2   ORGANIZATION (CONTINUED)

Yu Qiao was incorporated in Song Yuan City, Jinlin Province, PRC on May 24, 2002 as a limited liability company. Yu Qiao is engaged in the extraction and production of crude oil in Jilin Province, PRC and operates 3 oilfields with a total exploration area of 39.2 square kilometers. Pursuant to a 20-year exclusive Cooperative Exploration Contract (the “Oil Lease”) which was entered into on May 28, 2002 with PetroChina Group, a corporation organized and existing under the laws of PRC (“PetroChina”), the Company has the right to explore, develop and extract oil at Qian’an 112, Da 34 and Gu 31 area. Pursuant to the Oil Lease, PetroChina is entitled to 20% of the Company’s oil production for the first ten years of the Oil Lease term and 40% of the Company’s oil production for the remaining ten years of the Oil Lease term. On May 28, 2002, the Company also executed an Agreement of leasing 20.7 square kilometers of Qian’an 112 area to Hong Xiang Oil Development and the Company is entitled to 2% of total sales revenue as consideration. This agreement was cancelled upon the dissolution of Hong Xiang Oil Development.

The acquisition of Yu Qiao was accounted for as a reorganization of entities under common control. Accordingly, the operations of Yu Qiao for the years ended December 31, 2007 and 2006 were included in the consolidated financial statements as if the transactions had occurred retroactively.

In March 2007, the Company approved the dissolution of its wholly owned subsidiaries, Hong Xiang Technical and Hong Xiang Oil Development.

North East Petroleum, Hong Xiang Petroleum Group, Song Yuan Technical, LongDe and Yu Qiao are hereinafter referred to as (“the Company”).

NOTE 3   PRINCIPLES OF CONSOLIDATION

The accompanying unaudited condensed consolidated financial statements include the unaudited financial statements of North East Petroleum and its wholly owned subsidiary, Hong Xiang Petroleum Group and 90% equity interest owned subsidiaries, Song Yuan Technical, LongDe and Yu Qiao (collectively, “the Company”). The minority interests represent the minority shareholders’ 10% share of the results of Song Yuan Technical, LongDe and Yu Qiao.

All significant inter-company accounts and transactions have been eliminated in consolidation.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIALSTATEMENTS AS OF MARCH 31, 2008
(UNAUDITED)

NOTE 4   SECURED DEBENTURE

The following is a summary of secured debenture at March 31, 2008 and December 31, 2007:

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)

$15,000,000 8% Secured Debenture, net of unamortized
discount of $7,626,584 as of March 31, 2008 at 8% interest
per annum, secured by 66% of the Company's equity
interest in Song Yuan Technical and certain properties of the Company and 6,732,000 shares of common stock of the Company owned by a stockholder, due on February 27, 2012	$7,373,416	$-
	7,373,416	-
Less: current maturities	(737,342)	-
Long-term portion	$6,636,074	$-

On February 28, 2008, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with Lotusbox Investments Limited (the "Investor").  Pursuant to which, the Company agreed to issue to the Investor an 8% Secured Debenture due 2012 (the "Debenture") in the aggregate principal amount of $15,000,000, and agreed to issue to the Investor five-year warrants exercisable for up to (i) 1,200,000 shares of the Company's common stock at an initial exercise price equal to $0.01 per share ("Class A Warrants"), (ii) 1,500,000 shares of the Company's common stock at an initial exercise price equal to $3.20 per share ("Class B Warrants") and (iii) 2,100,000 shares of the Company's common stock at an initial exercise price equal to $3.45, with all warrant exercise prices being subject to certain adjustments.  The Class B Warrants are subject to certain call rights by the Company.  The Company also granted the Investor an option up to 24% of the registered capital of Song Yuan Technical at fair market value which option shall vest immediately on the date following the occurrence of an event of default.

The Company accounts for warrants as liability instruments in accordance with paragraph 8 of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially settled in, a Company’s Own Stock. The beneficial conversion feature associated with the secured debenture is measured at its intrinsic value after allocation between the warrant and the debenture and before transaction costs in accordance with EITF 00-27, Application of Issue 98-5 to Certain Convertible Instruments. Debt proceeds are first allocated to the warrant (as it is mark-to-market, fair-value liability instrument) and the remaining proceeds are allocated to the debt. The debenture will be accreted to liquidation value over two years, using the effective interest rate method.

The Company has recorded a cost of $7,788,852 for the beneficial conversion feature granted to the Investor. The beneficial conversion feature is reflected as a discount on the debenture and is being amortized as additional interest expense over the term of the debenture.

Interest expense and discount amortized for the three months ended March 31, 2008 was $108,493 and $162,268 respectively.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2008
(UNAUDITED)

NOTE 5  NET INCOME PER SHARE

The following is a reconciliation of the numerators and denominators used in computing basic and diluted net income per share (in thousands, except per share amounts):

	Three months ended March 31,
	2008	2007
Numerator:
Net income used in computing basis net income per share	$3,281	$287
Interest on 8% Secured Debenture	108	-
Net income used in computing diluted net income per share	3,389	$287

Denominator:
Shares used in computation of basic net income per share
(weighted average common stock outstanding)	19,224	29,224
Dilutive potential common stock:
Warrants	1,314	-
Shares used in computation of diluted net income per share	20,538	29,224
Basic net income per share	$0.17	$0.01
Diluted net income per share	$0.17	$0.01

For the three months ended March 31, 2008, warrants to purchase 4,010,000 shares of common stock with exercise prices greater than the average fair market value of the Company’s stock of $2.12 were not included in the calculation because the effect is anti-dilutive.

NOTE 6  COMMITMENTS AND CONTINGENCIES

(A)  Lease commitment

The Company leases office spaces from a stockholder, land and office spaces from third parties under six operating leases which expire on September 20, 2023, June 30, 2015, April 10, 2010, November 14, 2008, June 1, 2008 and June 1, 2008 at annual rental of $178, $13,671, $8,687, $10,680, $3,418, and $1,396 respectively.

As of March 31, 2008, the Company had outstanding commitments with respect to the above operating leases, which are due as follows:

2008	$24,825
2009	22,536
2010	16,021
2011	13,849
Thereafter	45,981
$123,212

(B)	Capital commitments

On March 13, 2008, the registered capital of Song Yuan Technical was increased from $1,121,000 to $6,000,000. The capital contribution is payable on or before March 13, 2011.

As of March 31, 2008, the Company had capital commitments of $2,777,000 with two contractors for the completion of drilling of 15 oil wells under construction.

As of March 31, 2008, the Company had capital commitments of $300,000 with a contractor for purchase of office spaces.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2008
(UNAUDITED)

NOTE 7  STOCKHOLDERS’ EQUITY

Issuance of warrants

Pursuant to a Consulting Agreement (“the Agreement”) with effect from January 1, 2008 for a term of one year, the Company issued to a consultant for Investor Relations Services a warrant for 50,000 shares of the common stock of the Company at an exercise price equal to $2.65 per share. The Company’s stock was trading at $2.36 at the time of issuance of the warrants. The warrant shall be exercisable as of the effective date of the Agreement. The warrant has been determined to have a market value of $54,112 using the Black-Scholes option pricing model with market value per common stock of $1.08, an exercise period of 1 year and a volatility of 130%. The Company expensed $13,528 in the three months ended March 31, 2008.

On February 28, 2008, the Company issued to a consultant five-year warrants exercisable for up to (i) 120,000 shares of the Company's common stock at an initial exercise price equal to $0.01 per share ("Class A Warrants"), (ii) 150,000 shares of the Company's common stock at an initial exercise price equal to $3.20 per share ("Class B Warrants") and (iii) 210,000 shares of the Company's common stock at an initial exercise price equal to $3.45, with all warrant exercise prices being subject to certain adjustments.  The Class B Warrants are subject to certain call rights. The Company’s stock was trading at $2.14 at the time of issuance of warrants. The warrants have been determined to have a total market value of $778,885 using the Black-Scholes option pricing model with market value per common stock of $2.13, $1.47 and $1.44 for Class A Warrants, Class B Warrants and Class C Warrants respectively, an exercise period of 2 years and a volatility of 158%. The Company expensed $16,227 in the three months ended March 31, 2008.

NOTE 8  RELATED PARTY TRANSACTIONS

a)	As of March 31, 2008, the Company owed a stockholder of $131,387 which is repayable on demand. Imputed interest is computed at 5% per annum on the amount due.

b)	As of March 31, 2008, the Company owed a related party of $14,241 which is repayable on demand. Imputed interest is computed at 5% per annum on the amount due.

c)	As of March 31, 2008, the Company owed a related party of $1,579,572 which has no fixed terms of repayment. Imputed interest is computed at 5% per annum on the amount due.

d)	Total imputed interest expenses recorded as additional paid-in capital amounted to $26,896 for the three months ended March 31, 2008.

e)	The Company paid a stockholder $3,345 for leased office spaces for the three months ended March 31, 2008.

NOTE 9  CONCENTRATIONS AND RISKS

During 2008, 100% of the Company's assets were located in the PRC and 100% of the Company's revenues were derived from one customer located in the PRC. The Oil Lease requires the Company to sell crude oil to PetroChina only.

NOTE 10  RECLASSIFICATIONS

Certain reclassifications have been made in the consolidated financial statements for the three months ended March 31, 2007 to conform to the current period’s presentation.

NOTE 11 THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's future reported financial position or results of operations.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2008
(UNAUDITED)

NOTE 11 THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement did not have a material effect on the Company's financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”.  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

NOTE 12  SUBSEQUENT EVENT

On April 22, 2008, the Company has fulfilled the outstanding capital contribution of $4,400,000 to Song Yuan Technical.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
China North East Petroleum Holdings Limited

We have audited the accompanying consolidated balance sheets of China North East Petroleum Holdings Limited and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China North East Petroleum Holdings Limited and subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date: March 3, 2008

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong

Tel: (852) 25295500 Fax: (852) 28651067

Email: jimmycheung@jimmycheungco.com

Website: http://www.jimmycheungco.com

1

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$74,638	$13,746
Accounts receivable, net	4,852,633	750,684
Prepaid expenses and other current assets	398,046	925,358
Due from a related party	-	64,031
Value added tax recoverable	651,905	447,603
Total Current Assets	5,977,222	2,201,422

PROPERTY AND EQUIPMENT
Oil and gas properties, net	40,345,008	22,858,367
Fixed assets, net	885,474	754,052
Oil and gas properties under construction	2,550,058	8,955,976
Total Property and Equipment	43,780,540	32,568,395

LAND USE RIGHTS, NET	45,076	52,669

TOTAL ASSETS	$49,802,838	$34,822,486

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$6,580,930	$21,236,864
Other payables and accrued liabilities	1,020,980	1,393,269
Due to related parties	28,036	55,835
Notes payable	273,444	128,062
Other loans payable	-	25,612
Income tax and other taxes payable	2,687,449	104,912
Due to a stockholder	123,105	1,656,935
Total Current Liabilities	10,713,944	24,601,489

LONG-TERM LIABILITIES
Accounts payable	15,467,661	-
Deferred tax payable	543,100	202,752
Due to a related party	3,118,085	4,255,441
Note payable	-	256,125
Total Long-term Liabilities	19,128,846	4,714,318

TOTAL LIABILITIES	29,842,790	29,315,807

COMMITMENTS AND CONTINGENCIES	-	-

MINORITY INTERESTS	1,124,964	402,594

STOCKHOLDERS' EQUITY

Common stock ($0.001 par value, 150,000,000 shares authorized, 19,224,080 shares issued and outstanding as of December 31, 2007; 29,224,080 shares issued and outstanding as of December 31, 2006)	19,224	29,224
Additional paid-in capital	11,361,579	3,953,601
Deferred stock compensation	(27,125)	(135,625)
Retained earnings
Unappropriated	5,200,907	696,955
Appropriated	916,263	287,634
Accumulated other comprehensive income	1,364,236	272,296
Total Stockholders' Equity	18,835,084	5,104,085
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,802,838	$34,822,486

The accompanying notes are an integral part of these financial statements

2

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

NET SALES	$19,482,069	$5,321,905

COST OF SALES
Production costs	2,872,990	1,091,190
Depreciation of oil and gas properties	3,562,265	1,067,335
Amortization of intangible assets	10,711	4,368
Government oil surcharge	2,857,376	560,584
Recovery of deposit from a supplier previously written off	(361,366)	-
Total Cost of Sales	8,941,976	2,723,477

GROSS PROFIT	10,540,093	2,598,428

OPERATING EXPENSES
Selling, general and administrative expenses	880,161	884,778
Professional fees	186,214	164,577
Consulting fees	108,500	81,375
Depreciation of fixed assets	187,766	103,448
Gain on disposal of fixed assets	(68,131)	-
Total Operating Expenses	1,294,510	1,234,178

INCOME FROM OPERATIONS	9,245,583	1,364,250

OTHER INCOME (EXPENSE)
Other expense	(13,144)	(33,930)
Other income	-	78,888
Interest expense	(81,434)	(55,775)
Interest expense on overdue payables	-	(61,814)
Imputed interest expense	(200,165)	(349,393)
Interest income	1,760	883
Total Other Expense, net	(292,983)	(421,141)

NET INCOME BEFORE TAXES AND MINORITY INTERESTS	8,952,600	943,109

Income tax (expense) benefits	(3,097,649)	16,852

Minority interests	(722,370)	(7,566)

NET INCOME	5,132,581	952,395

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	1,091,940	325,859

COMPREHENSIVE INCOME	$6,224,521	$1,278,254

Net income per share-basic and diluted	$0.21	$0.03

Weighted average number of shares outstanding during the year- basic and diluted	24,128,190	29,003,806

The accompanying notes are an integral part of these financial statement

3

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

					Unappropriated
	Common stock		Additional	Deferred	retained earnings	Appropriated	Accumulated other
	Number of		paid-in	stock	(Accumulated	retained	comprehensive
	shares	Amount	capital	compensation	deficit)	earnings	income (loss)	Total

Balance at December 31, 2005 (business combination under common control)	28,274,080	$28,274	$3,300,658	$-	$(110,390)	$142,584	$(53,563)	$3,307,563

Issuance of common stock for services	250,000	250	87,250	-	-	-	-	87,500

Issuance of common stock for services	700,000	700	216,300	(135,625)	-	-	-	81,375

Net income for the year	-	-	-	-	952,395	-	-	952,395

Foreign currency translation gain	-	-	-	-	-	-	325,859	325,859

Comprehensive income	-	-	-	-	-	-	-	1,278,254

Imputed interest expenses on advances from a stockholder and related parties	-	-	349,393	-	-	-	-	349,393

Transfer from retained earnings to statutory and staff welfare reserves	-	-	-	-	(145,050)	145,050	-	-
Balance at December 31, 2006	29,224,080	29,224	3,953,601	(135,625)	696,955	287,634	272,296	5,104,085

Amortization of deferred stock compensation related to common stocks issued for services	-	-	-	108,500	-	-	-	108,500

Contribution from a stockholder by waive of repayment of advance from the stockholder	-	-	1,746,128	-	-	-	-	1,746,128

Contribution from a related party by waive of repayment of advance from the related party	-	-	5,451,685	-	-	-	-	5,451,685

Contribution from a related party by cancellation of common stock previously issued to the related party	(10,000,000)	(10,000)	10,000	-	-	-	-	-

Net income for the year	-	-	-	-	5,132,581	-	-	5,132,581

Foreign currency translation gain	-	-	-	-	-	-	1,091,940	1,091,940

Comprehensive income	-	-	-	-	-	-	-	6,224,521

Imputed interest expenses on advances from a stockholder and related parties	-	-	200,165	-	-	-	-	200,165

Transfer from retained earnings to statutory and staff welfare reserves	-	-	-	-	(628,629)	628,629	-	-
Balance at December 31, 2007	19,224,080	$19,224	$11,361,579	$(27,125)	$5,200,907	$916,263	$1,364,236	$18,835,084

The accompanying notes are an integral part of these financial statements

4

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,132,581	$952,395
Adjusted to reconcile net income to cash provided by operating activities:
Depreciation of oil and gas properties	3,562,265	1,067,335
Depreciation of fixed assets	187,766	103,448
Amortization of intangible assets	10,711	4,368
Minority interests	722,370	7,566
Stocks issued for services	108,500	109,148
Imputed interest expense	200,165	349,393
Gain on disposal of fixed assets	(68,131)	-
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(4,101,949)	(285,527)
Prepaid expenses and other current assets	527,312	231,213
Due from related parties	64,031	484,983
Value added tax recoverable	(204,302)	(378,375)
Increase (decrease) in:
Accounts payable	811,727	13,876,620
Other payables and accrued liabilities	(372,289)	333,218
Income tax and other taxes payable	2,582,537	(530,284)
Deferred tax payable	340,348	(33,967)
Net cash provided by operating activities	9,503,642	16,291,534
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of oil and gas properties	(9,699,958)	(9,814,502)
Purchase of fixed assets	(352,219)	(410,846)
Additions to oil and gas properties under construction	(2,448,587)	(8,955,976)
Proceeds from the disposal of fixed assets	166,728	-
Net cash used in investing activities	(12,334,036)	(19,181,324)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of notes payable	-	12,440
Repayment of note payable	(110,743)	-
Decrease in other loans payable	(25,612)	(17,759)
Increase in amount due to a stockholder	212,298	550,572
Increase in amounts due to related parties	4,286,530	2,079,717
Net cash provided by financing activities	4,362,473	2,624,970
EFFECT OF EXCHANGE RATE ON CASH	(1,471,187)	(354,741)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	60,892	(619,561)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	13,746	633,307
CASH AND CASH EQUIVALENTS AT END OF YEAR	$74,638	$13,746
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income tax expenses	$1,681,005	$552,794
Interest expenses	$81,434	$117,589

The accompanying notes are an integral part of these financial statements

5

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)	Organization

China North East Petroleum Holdings Limited (“North East Petroleum”) is a US listed company which was incorporated in Nevada on August 20, 1999 under the name of Draco Holding Corporation (“Draco”).

Hong Xiang Petroleum Group Limited ("Hong Xiang Petroleum Group") was incorporated in the British Virgin Islands (“BVI”) on August 28, 2003 as an investment holding company.

On December 5, 2003, Song Yuan City Hong Xiang Petroleum Technical Services Co., Ltd. (“Hong Xiang Technical”) was incorporated in the People’s Republic of China (“PRC”) which provided technical advisory services to oil and gas exploration companies in the PRC.

During 2004, Hong Xiang Petroleum Group acquired a 100% ownership of Hong Xiang Technical.

During 2004, Hong Xiang Technical acquired a 100% interest in Song Yuan City Yu Qiao Qianan Hong Xiang Oil and Gas Development Co., Ltd. (“Hong Xiang Oil Development”) which is engaged in the exploration and production of crude oil in the Jilin Oil Region, of the PRC.

During 2004, Draco executed a Plan of Exchange to acquire 100% of Hong Xiang Petroleum Group.

On July 26, 2006, the Company entered into a Joint Venture Agreement (the “JV Agreement”) with a principal stockholder and a related party, hereafter referred to as the “Related Parties,” to acquire oil and gas properties for the exploration of crude oil in the PRC. Pursuant to the JV Agreement, the Company and the Related Parties are obligated to contribute $1 million and $121,000, respectively, to the registered capital of Song Yuan North East Petroleum Technical Service Co., Ltd. (“Song Yuan Technical”), and the Company and the Related Parties will each share 90% and 10% respectively of the equity and profit interests of Song Yuan Technical.

On June 1, 2005, Song Yuan Technical acquired from third parties 100% equity interest of LongDe Oil & Gas Development Co. Ltd. (“LongDe”) at a consideration of $120,773 in cash. LongDe is engaged in the exploration and production of crude oil in the Jilin Oil Region, of the PRC.

On January 26, 2007, Song Yuan Technical acquired 100% of the equity interest of Yu Qiao for 10,000,000 shares of the Company’s common stock having a fair value of $3,100,000 based on the preceding 30-day average of the high bid and the low ask price for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the date of the closing of the transaction. Prior to this transaction, Yu Qiao was owned 70% by a related party of the Company and 30% by third parties held on behalf of the related party.

Yu Qiao was incorporated in Song Yuan City, Jinlin Province, PRC on May 24, 2002 as a limited liability company. Yu Qiao is engaged in the extraction and production of crude oil in Jilin Province, PRC and operates 3 oilfields with a total exploration area of 39.2 square kilometers. Pursuant to a 20-year exclusive Cooperative Exploration Contract (the “Oil Lease”) which was entered into on May 28, 2002 with PetroChina Group, a corporation organized and existing under the laws of PRC (“PetroChina”), the Company has the right to explore, develop and extract oil at Qian’an 112, Da 34 and Gu 31 area. Pursuant to the Oil Lease, PetroChina is entitled to 20% of the Company’s oil production for the first ten years of the Oil Lease term and 40% of the Company’s oil production for the remaining ten years of the Oil Lease term. On May 28, 2002, the Company also executed an Agreement of leasing 20.7 square kilometers of Qian’an 112 area to Hong Xiang Oil Development and the Company is entitled to 2% of total sales revenue as consideration. This agreement was cancelled upon the dissolution of Hong Xiang Oil Development.

The acquisition of Yu Qiao was accounted for as a reorganization of entities under common control. Accordingly, the operations of Yu Qiao for the years ended December 31, 2007 and 2006 were included in the consolidated financial statements as if the transactions had occurred retroactively.

In March 2007, the Company approved the dissolution of its wholly owned subsidiaries, Hong Xiang Technical and Hong Xiang Oil Development.

6

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(B)	Principles of consolidation

The accompanying consolidated financial statements for 2007 include the financial statements of North East Petroleum and its wholly owned subsidiary, Hong Xiang Petroleum Group and 90% equity interest owned subsidiaries, Song Yuan Technical, LongDe and Yu Qiao (collectively, “the Company”). The minority interests represent the minority shareholders’ 10% share of the results of Song Yuan Technical, LongDe and Yu Qiao.

The accompanying consolidated financial statements for 2006 include the financial statements of North East Petroleum and its wholly owned subsidiaries, Hong Xiang Petroleum Group, Hong Xiang Petroleum Technical and Hong Xiang Oil Development Co., Ltd. and 90% equity interest owned subsidiaries, Song Yuan Technical, LongDe and Yu Qiao. The minority interests represent the minority shareholders’ 10% share of the results of Song Yuan Technical, LongDe and Yu Qiao.

All significant inter-company accounts and transactions have been eliminated in consolidation.

(C)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant assumptions are for estimated reserves of oil and gas. Oil and gas reserve estimates are developed from information provided by the Company to Ralph E. Davis Associates, Inc. of Houston, Texas for the years ended December 31, 2007 and 2006, respectively. In 2007, management’s estimate of its proved reserves was revised upward from 2,242,194 to about 2,468,824 barrels of oil. The estimates were made using performance methods that utilize extrapolations of various historical data including, but not limited to oil, gas and water production. For the undeveloped reserves, estimates were made using analogy to wells within each respective field and reservoir. While reserves are not reflected on the Company’s Consolidated Balance Sheets, the revision in estimate has affected the depreciation expense associated with its oil and gas properties which is calculated on the basis of proved reserves. The change was accounted for as a revision in an estimate, and the effect was to decrease the net income by approximately $1,766,000.

(D)	Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months.

(E)	Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them.

As of December 31, 2007 and 2006, the Company considers all its accounts receivable to be collectible and no provision for doubtful accounts has been made in the financial statements.

(F)	Oil and gas properties

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with the acquisition of development rights, and the development of oil reserves, including direct related overhead costs, are capitalized.

Depreciation, depletion and amortization of capitalized costs, excluding unproved properties, are based on the unit-of-production methods based on proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

7

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(F)	Oil and gas properties (Continued)

In addition, the capitalized costs are subject to a “ceiling test”, which basically limits such costs to the aggregate of the “estimated present value”, discounted at a 10-percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

Sales of portion of development rights and other proved and unproved properties are accounted for as adjustments to capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized as income.

Abandonment of oil and gas properties other than the development rights are accounted for as adjustments of capitalized costs with no loss recognized.

(G)	Fixed assets

Fixed assets are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual values over the assets’ estimated useful lives. The estimated useful lives are as follows:

Buildings	20 Years

Furniture, fixtures and equipment	5 Years

Motor vehicles	5 Years

Land use rights are stated at cost, less accumulated amortization and are amortized over the term of the relevant rights of 6 years from the date of acquisition.

(H)	Long-lived assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards (“SFAS”) Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 142 and 144”). In accordance with SFAS No. 142 and 144, long-lived assets held and used by the Company are reviewed for impairment annually in the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. The long-lived assets of the Company, which are subject to evaluation, consist primarily of oil and gas properties. For the years ended December 31, 2007 and 2006, the Company has not recognized any allowances for impairment.

(I)	Fair value of financial instruments

SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable (trade and others), accounts payable (trade and related party), accrued liabilities, notes payable and other loans payable approximate their fair values because of the short-term nature of these instruments. The management of the Company is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

8

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(I)	Fair value of financial instruments (Continued)

The Company’s major operation is in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the United States dollars (“US$”) and the Chinese Renminbi (“RMB”). On July 21, 2005, the PRC allowed the RMB to fluctuate ending its decade-old valuation peg to the US$. The new RMB rate reflects an approximately 2% increase in value against the US$. Historically, the PRC government has benchmarked the RMB exchange ratio against the US$, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the PRC government continues to benchmark the RMB against the US$.

(J)	Revenue recognition

The Company recognizes revenue upon the delivery of its share of crude oil extracted to its sole customer, PetroChina at which time title is passed; there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

Pursuant to the Oil Lease entered into on May 28, 2002 with PetroChina Group, the Company is entitled to 80% of the Company’s oil production for the first ten years to 2012 and 60% of the Company’s oil production for the remaining ten years to 2022.

(K)	Income taxes

The Company accounts for income taxes under the SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

(L)	Foreign currency translation

Except for North East Petroleum and Hong Xiang Petroleum Group, which maintain their accounting records in their functional currency in US$, all other subsidiaries of the Company maintain their accounting records in their functional currency in RMB.

Foreign currency transactions during the year are translated to their functional currencies at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. No-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

The financial statements of the subsidiaries whose functional currencies are RMB are translated into US$ using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All exchange differences are recorded as a component of accumulated other comprehensive income within equity. Translation gain for the years ended December 31, 2007 and 2006 was $1,091,940 and $325,859 respectively.

(M)	Comprehensive income

The foreign currency translation gain or loss resulting from the translation of the financial statements expressed in RMB to US$ is reported as other comprehensive income in the statements of operations and stockholders’ equity. Other comprehensive income for the years ended December 31, 2007 and 2006 was $1,091,940 and $325,859 respectively.

9

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(N)	Earnings per share

Basic earnings per share are computed by dividing income available to common stockholders by the weighted average number of common stocks outstanding during the year. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common stocks that would have been outstanding if the potential common stocks had been issued and if the additional common stocks were diluted. There were no potentially dilutive securities for 2007 and 2006.

(O)	Segments

The Company operates in only one segment. Thereafter segment disclosure is not presented.

(P)	Environmental costs

The PRC has adopted extensive environmental laws and regulations that affect the operations of the oil and gas industry. The outcome of environmental liabilities under proposed or future environmental legislation cannot be reasonably estimated at present, and could be material. Under existing legislation, however, the management believes that there are no probable liabilities that will have a material adverse effect on the financial position of the Company. Hence no reserves have been set up for environmental costs.

(Q)	Asset retirement obligations

The Company adopts the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. SFAS No. 143 requires the Company to recognize the fair value of asset retirement obligations in the financial statements by capitalizing that cost as a part of the cost of the related asset. With regard to the Company, asset retirement obligations primarily relate to the abandonment of oil producing facilities. The Company did not incur and does not anticipate to incur any material dismantlement, restoration and abandonment costs given the nature of its producing activities and the current PRC regulations surrounding such activities.

(R)	Recent accounting pronouncements

In September 2006, the FASB issued SFAS No.157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under accounting principles generally accepted in the United States. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position No. 157-2 of which the effective date delays the effective date of SFAS 157 for certain non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of the adoption of SFAS No. 157 on its consolidated financial statements, but believes that it will not have a material impact on the Company’s financial position.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”) The Fair Value Option for Financial Assets and Financial Liabilities, providing companies with an option to report selected financial assets and liabilities at fair value. This Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the

10

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(R)	Recent accounting pronouncements (Continued)

Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on the Company’s financial statements.

In June 2007, the Emerging Issues Task Force (Task Force) of the FASB reached a consensus on Issue No. 07-3 (“EITF 07-3”), Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities . Under EITF 07-3, nonrefundable advance payments for goods or services that will be used or rendered for research and development activities should be deferred and capitalized. Such payments should be recognized as an expense as the goods are delivered or the related services are performed, not when the advance payment is made. If a company does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. EITF 07-3 is effective for new contracts entered into in fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Earlier application is not permitted. The Company is currently evaluating the impact of the adoption of EITF 07-3 on its consolidated financial statements, but believes that it will not have a material impact on the Company’s financial position.

In its December 2007 meeting, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF or Task Force) in Issue No. 07-1 (“EITF 07-1”), Accounting for Collaborative Arrangements . The scope of EITF 07-1 is limited to collaborative arrangements where no separate legal entity exists and in which the parties are active participants and are exposed to significant risks and rewards that depend on the success of the activity. The Task Force concluded that revenue transactions with third parties and associated costs incurred should be reported in the appropriate line item in each company’s financial statements pursuant to the guidance in EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent . The Task Force also concluded that the equity method of accounting under Accounting Principles Board Opinion 18, The Equity Method of Accounting for Investments in Common Stock , should not be applied to arrangements that are not conducted through a separate legal entity. The Task Force also concluded that the income statement classification of payments made between the parties in an arrangement should be based on a consideration of the following factors: the nature and terms of the arrangement; the nature of the entities’ operations; and whether the partners’ payments are within the scope of existing GAAP. To the extent such costs are not within the scope of other authoritative accounting literature, the income statement characterization for the payments should be based on an analogy to authoritative accounting literature or a reasonable, rational, and consistently applied accounting policy election. The provisions of EITF 07-1 are effective for fiscal years beginning on or after December 15, 2008, and companies will be required to apply the provisions through retrospective application to all collaborative arrangements exiting at adoption as a change in accounting principle. If it impracticable to apply the consensus to a specific arrangement, disclosure is required regarding the reason why retrospective application is not practicable and the effect of reclassification on the current period. The Company is currently evaluating the impact of the adoption of EITF 07-1 on its consolidated financial statements, but believes that it will not have a material impact on the Company’s financial position.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

11

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(R)	Recent accounting pronouncements (Continued)

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

2.	BUSINESS COMBINATIONS BETWEEN ENTITIES UNDER COMMON CONTROL

On January 26, 2007, Song Yuan Technical acquired 100% of the equity interest of Yu Qiao for 10,000,000 shares of the Company’s common stock having a fair value of $3,100,000 based on the preceding 30-day average of the high bid and the low ask price for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the date of the closing of the transaction. Prior to this transaction, Yu Qiao was owned 70% by a related party and 30% by third parties held on behalf of the related party. As of January 26, 2007, Yu Qiao has become a 90% owned subsidiary of the Company.

This transaction was accounted for as a reorganization of entities under common control. Accordingly, the operations of Yu Qiao for the years ended December 31, 2007 and 2006 were included in the consolidated financial statements as if the transactions had occurred at the beginning of the first period presented, each account stated at its historical cost. In this regard, the prior year’s financial statements and financial information have been amended to combine the previously separate entities to furnish comparative information. The results of this change in presentation were to increase the total assets, total liabilities and additional paid-in capital as of December 31, 2006 by $18,453,923, $15,638,857 and $1,949,583 respectively, and to increase the net income for the year ended December 31, 2006 by $26,782. (Note 19)

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable at December 31, 2007 and 2006 consisted of the following:

	2007	2006

Accounts receivable from PetroChina	$4,852,633	$750,684
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$4,852,633	$750,684

As of December 31, 2007 and 2006, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.

12

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2007 and 2006 consist of the following:

	2007	2006

Prepaid expenses	$150,973	$223,551
Deposits paid to suppliers	183,562	627,171
Other receivables	63,511	74,636
	$398,046	$925,358

5.	OIL AND GAS PROPERTIES

The following is a summary of oil and gas properties at December 31, 2007 and 2006:

	2007	2006

Oil and gas properties, proven reserves	$47,594,281	$26,172,718
Intangible mining right	13,445	13,445
Less: accumulated depreciation	(7,262,718)	(3,327,796)
Oil and gas properties, net	$40,345,008	$22,858,367

Depreciation expense for the years ended December 31, 2007 and 2006 was $3,562,265 and $1,067,335 respectively.

6.	FIXED ASSETS

The following is a summary of fixed assets at December 31, 2007 and 2006:

	2007	2006

Buildings	$308,067	$249,512
Furniture, fixtures and equipment	197,171	158,959
Motor vehicles	798,613	588,838
	1,303,851	997,309
Less: accumulated depreciation	(418,377)	(243,257)
Fixed assets, net	$885,474	$754,052

Depreciation expense for the years ended December 31, 2007 and 2006 was $187,766 and $103,448 respectively.

13

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

7.	LAND USE RIGHTS

The following is a summary of land use rights at December 31:

	2007	2006

Land use rights	$66,927	$62,688
Less: accumulated amortization	(21,851)	(10,019)
Land use rights, net	$45,076	$52,669

The land use rights are amortized over six years of the term of the leases. The amortization expense for the years ended December 31, 2007 and 2006 was $10,711 and $4,368 respectively.

8.	ACCOUNTS PAYABLE

During the year, the Company negotiated new payment terms with its primary drilling company that enabled the Company to pay the drilling expenses for each well over 24 months commencing from the completion of the well. Accordingly, $15,467,661 was re-classified as long-term liabilities as of December 31, 2007.

9.	OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2007 and 2006 consist of the following:

	2007	2006

Other payables	$662,941	$892,004
Accrued professional fees	154,869	152,204
Other accrued liabilities	203,170	349,061
	$1,020,980	$1,393,269

10.	NOTES PAYABLE

Notes payable at December 31, 2007 and 2006 consist of the following:

	2007	2006

Note payable to a bank, interest rate of 10.60% per annum, guaranteed by a subsidiary, due June 2007	$-	$128,062

Note payable to a bank, interest rate of 11.16% per annum, secured by a property owned by a stockholder, due July 2008	273,444	256,125
	273,444	384,187
Less: current maturities	273,444	128,062
Long-term portion	$-	$256,125

Interest expense paid for the years ended December 31, 2007 and 2006 was $81,434 and $43,541 respectively.

14

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

11.	OTHER LOANS PAYABLE

As of December 31, 2006, the Company has two outstanding short-term loans in the amount of $12,806 and $12,806, which were borrowed from third parties in October 2005 without fixed repayment terms. Interest is charged at 36% per annum.

Interest expense paid for the years ended December 31, 2007 and 2006 was $0 and $11,883 respectively.

12.	COMMITMENTS AND CONTINGENCIES

(A)	Employee benefits

The full time employees of LongDe and Yu Qiao are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provision and contributions made for such employee benefits for the years ended December 31, 2007 and 2006 was $92,835 and $54,175 respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

(B)	Commitments

The Company leases office spaces from a stockholder, land and office spaces from third parties under six operating leases which expire on September 20, 2023, June 30, 2015, April 10, 2010, November 14, 2008, June 1, 2008 and June 1, 2008 at annual rental of $171, $13,125, $8,340, $10,254, $3,281 and $1,340 respectively.

As at December 31, 2007, the Company has outstanding commitments with respect to the above operating leases, which are due as follows:

2008	$32,961
2009	21,636
2010	15,381
2011	13,296
Thereafter	47,947
$131,221

(C)	Capital commitments

According to the amended Articles of Association of Song Yuan Technical, the Company has to fulfill registered capital contribution of $1 million. As of December 31, 2007, the Company has fulfilled $490,000 of the registered capital requirement and has outstanding capital contributions of $510,000.

As of December 31, 2007, the Company had capital commitments of $1,780,000 with a contractor for the completion of drilling of 19 oil wells under construction.

15

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

13.	STOCKHOLDERS’ EQUITY

(A)	Stock issuances

On January 26, 2007, Song Yuan Technical entered into an agreement with a related party and third parties who are the stockholders of Yu Qiao to acquire 100% of the equity interest of Yu Qiao. In consideration for the acquisition, the Company will issue to the related party an aggregate of 10,000,000 shares of the Company’s common stock (“the Acquisition Shares”) having a fair value of $3,100,000.

On June 29, 2007, the Company and the related party entered into an agreement pursuant to which the related party unconditionally and irrevocably contributed the Acquisition Shares to the Company. The contribution of the Acquisition Shares was recorded as additional paid-in capital by the Company.

(B)	Appropriated retained earnings

The Company’s PRC subsidiaries are required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on the after-tax net income determined in accordance with the laws and regulations of the PRC. Prior to January 1, 2006 the appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the laws and regulations of the PRC until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined by the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10 percent of net income after tax per annum, such contributions not to exceed 50 percent of the respective companies’ registered capital.

The statutory reserve funds are restricted for use to set off against prior period losses, expansion of production and operation or for the increase in the registered capital of the Company. The statutory public welfare fund is restricted for use in capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

During 2007 and 2006, the Company appropriated $628,629 and $145,050 respectively to the reserves funds based on its net income in accordance with the laws and regulations of the PRC.

14.	RELATED PARTY TRANSACTIONS

a)
Pursuant to an agreement entered into by a stockholder, a related party and the Company on June 29, 2007, the stockholder and the related party unconditionally and irrevocably contributed all of the advances owed by the Company as of March 31, 2007 amounting to $1,746,128 and $5,451,685 respectively to the Company. These contributions were recorded as additional paid-in capital by the Company.

b)
On January 26, 2007, Song Yuan Technical entered into an agreement with a related party and certain third parties who are stockholders of Yu Qiao to acquire 100% of the equity interest of Yu Qiao. In consideration for the acquisition, the Company will issue to the related party an aggregate of 10,000,000 shares of the Company’s common stock (“the Acquisition Shares”) having a fair value of $3,100,000.

On June 29, 2007, the Company and the related party entered into an agreement pursuant to which the related party unconditionally and irrevocably contributed the Acquisition Shares to the Company. The contribution of the Acquisition Shares was recorded as additional paid-in capital by the Company.

c)
In 2007 and 2006, the Company owed a related party $3,118,085 and $4,255,441 respectively for advances made without fixed repayment terms. Imputed interest expense is computed at 7% and 6% per annum on the amount due respectively.

16

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

14.	RELATED PARTY TRANSACTIONS (CONTINUED)

d)
In 2007 and 2006, the Company owed a related party $13,672 and $12,806 respectively which is repayable on demand. Imputed interest expense is computed at 7% and 6% per annum on the amount due respectively.

e)	In 2007, the Company owed a related party $14,364 which is repayable on demand. Imputed interest expense is computed at 7% per annum on the amount due.

f)	In 2006, a related party owed the Company $64,031 which is interest free and repayable on demand.

g)	In 2006, the Company owed a related party $43,029 which is repayable on demand. Interest is charged at 24% per annum. Interest expense paid for the year ended December 31, 2006 was $351.

h)
In 2007 and 2006, the Company owed a stockholder $123,105 and $1,656,935 respectively which is repayable on demand. Imputed interest expense is computed at 7% and 6% per annum on the amount due respectively.

i)	Total imputed interest expenses recorded as additional paid-in capital amounted to $200,165 and $349,393 for the years ended December 31, 2007 and 2006 respectively.

j)	The Company paid a stockholder $12,603 and $12,027 for leased office spaces for the years ended December 31, 2007 and 2006 respectively.

k)
On April 3, 2006, the Company issued 700,000 shares of common stock to a related party for consulting services. The stock was valued at the closing price on the date of grant of $0.31 per share, yielding an aggregate value of $217,000.

15.	INCOME TAX

It is management's intention to reinvest all the income attributable to the Company earned by its operations outside of the US. Accordingly, no US corporate income taxes are provided for in these financial statements.

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

North East Petroleum was incorporated in the United States and has incurred net operating loss as for income tax purposes for 2007 and 2006.

North East Petroleum has net operating loss carry forwards for income taxes amounting to approximately $1,942,000 as at December 31, 2007 which may be available to reduce future years’ taxable income. These carry forwards, will expire, if not utilized, commencing in 2024. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s operating history income and continuing losses. Accordingly, a full deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded. The valuation allowances at December 31, 2007 and December 31, 2006 were $660,286 and $553,815 respectively. The net change in the valuation allowance was an increase of $106,471.

Hong Xiang Petroleum Group was incorporated in the British Virgin Islands (the "BVI") and income earned is not subject to income tax.

17

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

15.	INCOME TAX (CONTINUED)

Song Yuan Technical, Yu Qiao and LongDe were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate has been 33% and no tax benefit is expected from the tax credits in the future. The income tax expense (benefits) for 2007 and 2006 are summarized as follows:

	Year ended December 31,
	2007	2006

Current	2,784,009	24,127
Deferred	313,640	(40,979)
	$3,097,649	$(16,852)

Deferred income tax liabilities for 2007 and 2006 reflect the effect of temporary differences between amounts of assets, liabilities, and equity for financial reporting purposes and the bases of such assets, liabilities, and equity as measured by tax laws.

Deferred income tax liabilities mainly result from temporary differences for revenues earned but not yet taxable under the PRC tax regulations. All the deferred tax liabilities are classified as long-term liabilities as the Company will not be demanded for payment within the next twelve months.

16.	CONCENTRATIONS AND RISKS

During 2007 and 2006, 100% of the Company's assets were located in the PRC and 100% of the Company's revenues were derived from one customer located in the PRC. The Oil Lease requires the Company to sell crude oil to PetroChina only.

17.	RECLASSIFICATIONS

Certain reclassifications have been made in the consolidated financial statements for the year ended December 31, 2006 to conform to the current year’s presentation.

18.	SUBSEQUENT EVENTS

(A)	Private placement

On February 28, 2008, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with Lotusbox Investments Limited (the "Investor"). Pursuant to which, the Company agreed to issue to the Investor a 8.00% Secured Debenture due 2012 (the "Debenture") in the aggregate principal amount of $15,000,000, and agreed to issue to the Investor five-year warrants exercisable for up to (i) 1,200,000 shares of the Company's common stock at an initial exercise price equal to $0.01 per share ("Class A Warrants"), (ii) 1,500,000 shares of the Company's common stock at an initial exercise price equal to $3.20 per share ("Class B Warrants") and (iii) 2,100,000 shares of the Company's common stock at an initial exercise price equal to $3.45, with all warrant exercise prices being subject to certain adjustments. The Class B Warrants are subject to certain call rights by the Company.

As of March 25, 2008, the Company has received net proceeds of $13,815,500 from the sale Debentures. The Company intends to use the net proceeds to fund drilling operations, to increase production and for general working capital purposes.

At the closing of the transaction, the Company entered into:

-	A 8.00% Secured Debenture due 2012;

-	A registration rights agreement covering the shares of common stock issuable upon exercise of the Class A, Class B and Class C Warrants;

18

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

18.	SUBSEQUENT EVENTS (CONTINUED)

(A)	Private placement (Continued)

-	A share pledge agreement whereby the Company granted to the Investor a pledge on 66% of the Company's equity interest in Song Yuan Technical as collateral to secure the Debenture;

-	A security agreement whereby the Company granted to the Investor a security interest in certain properties of the Company as collateral to secure the Debenture; and

-
An option agreement whereby the Company grants the Investor an option to purchase up to 24% of the registered capital of Song Yuan Technical at fair market value, which option will vest immediately on the date following the occurrence of an event of default which results in the acceleration of the Debenture.

In addition, Hongjun Wang, President and Chief Executive Officer of the Company, executed a pledge agreement whereby Mr. Wang, personally pledged 6,732,000 shares of common stock in the Company as collateral to secure the Debenture.

Hong Jie Ltd. acted as the financial consultant for this transaction and is entitled to receive a cash fee equal to 6.5% of the aggregate principal amount of the Debenture and warrants to purchase up to (i) 120,000 shares of common stock in the Company on the same terms as the Class A Warrants, (ii) 150,000 shares of common stock in the Company on the same terms as the Class B Warrants and (iii) 210,000 shares of common stock in the company on the same terms as the Class C Warrants.

The Debenture will mature on February 27, 2012. The Company is required to make payments on the principal amount of the Debenture as follows:

Repayment Date	Repayment of Principal Amount

6 months from the issue date	$750,000
12 months from the issue date	$750,000
18 months from the issue date	$1,875,000
24 months from the issue date	$1,875,000
30 months from the issue date	$3,375,000
36 months form the issue date	$3,375,000
42 months from the issue date	$1,500,000
48 months from the issue date	$1,500,000

The Company has the option to redeem the Debenture at any time after the second anniversary of the issue date of the Debenture by prepaying 100% of the then outstanding principal amount of the Debenture, all accrued but unpaid interest and all other amounts due in respect of the Debenture. If any portion of the payment pursuant to such redemption is not be paid by the Company, interest will accrue thereon at an interest rate equal to the lesser of 18% per annum and the maximum rate permitted by applicable law until such amount is paid in full.

Interest on the then outstanding principal amount of the Debenture will accrue at the rate of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the issue date.

The Debenture requires the Company to pay interest at the rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law if certain events of default occur, including but not limited to, the event where the Company has not obtained a listing of its common stock on the Nasdaq Stock Market or the American stock Exchange by one year anniversary of the issue date of the Debenture and use its best efforts to maintain such listing continuously thereafter as long as the Debenture is outstanding.

The Debenture limits the Company's ability to incur debt and enter into transactions with affiliates, among other things.

Upon an event of default, the Investor will have the right to require that the Company pay any portion or all principal and accrued interest on the Debenture with 10 days' prior written notice to the Company.

19

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

18.	SUBSEQUENT EVENTS (CONTINUED)

(B)	Fulfillment of capital commitments

On March 4, 2008, the Company has fulfilled the remaining balance of $510,000 capital contribution to Song Yuan Technical.

(C)	Increase of registered capital of a subsidiary of the Company

On March 13, 2008, the registered capital of Song Yuan Technical was increased from $1,121,000 to $6,000,000. The capital contribution is payable on or before March 13, 2011.

19.	PRESENTATION OF FINANCIAL STATEMENTS

The Company has amended the audited consolidated financial statements for the year ended December 31, 2006 to reflect the retroactive effects on the acquisition of Yu Qiao as a reorganization of entities under common control.

20.	SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)

The accompanying table presents information concerning the Company’s crude oil producing activities as required by SFAS No. 69, Disclosures about Oil and Gas Producing Activities.

A.	Capitalized costs relating to oil and gas producing activities are as follows:

	2007	2006

Proved crude oil properties	$47,594,281	$26,172,718
Intangible mining right	13,445	13,445
Accumulated depreciation, depletion and amortization	(7,262,718)	(3,327,796)
Net capitalized costs	$40,345,008	$22,858,367

B.	Cost incurred in oil and gas property acquisitions, exploration and development activities are as follows:

	2007	2006

Property acquisition costs (net of costs of properties sold) Proved reserves	$12,518,210	$9,151,521

Property development costs	$35,076,071	$17,021,197

C.	The results of operations for oil and gas producing activities are as follows:

	2007	2006

Net sales	$19,482,069	$5,321,905
Production costs	(2,872,990)	(1,091,190)
Depreciation, depletion and amortization	(3,760,742)	(1,175,151)
Government oil surcharge	(2,857,376)	(560,584)
General and administrative expenses	(880,161)	(884,778)
Income tax (expense) benefits	(3,097,649)	16,852
Results of operations from oil and gas producing activities (excluding corporate overhead and financing costs)	$6,013,151	$1,627,054

20

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

20.	SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED) (CONTINUED)

D.	Estimated quantities of proved oil and gas reserves

The following schedule estimates proved crude oil reserves attributable to the Company. Proved reserves are estimated quantities of oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in barrels of oil (Bbls). Geological and engineering estimates of proved oil and natural gas reserves at one point in time are highly interpretive, inherently imprecise and subject to ongoing revisions that may be substantial in amount. Although every reasonable effort is made to ensure that the reserve estimates reported represent the most accurate assessments possible, these estimates are by their nature generally less precise than other estimates presented in connection with financial statement disclosures.

Bbls
Proved oil reserves
Balance at January 1, 2006	2,419,021
Discoveries and extensions	-
Revisions of previous estimates	(89,631)
Production	(87,196)
Balance at December 31, 2006	2,242,194
Discoveries and extensions	-
Revisions of previous estimates	494,146
Production	(267,516)
Balance at December 31, 2007	2,468,824
Proved developed producing reserves at December 31, 2007	1,369,401
Proved developed producing reserves at December 31, 2006	898,516

The following schedule presents the standardized measure of estimated discounted future net cash flows from the Company’s proved developed reserves for the years ended December 31, 2007 and 2006. Estimated future cash flows were based on independent reserves evaluation from Ralph E. Davis Associates, Inc. and R.A. Lenser and Associates, Inc. for the years ended December 31, 2007 and 2006, respectively. Because the standardized measure of future net cash flows was prepared using the prevailing economic conditions existing at December 31, 2007 and 2006, it should be emphasized that such conditions continually change. Accordingly, such information should not serve as a basis in making any judgment on the potential value of the Company’s recoverable reserves or in estimating future results of operations.

Estimated future net cash flows represent an estimate of future net revenues from the production of proved reserves using current sales prices, along with estimates of the operating costs, production taxes and future development and abandonment costs (less salvage value) necessary to produce such reserves. The average prices per barrel used at December 31, 2007 for four oilfields were $95.95 and at December 31, 2006 for Qian’an 112, Gu 31, Da 34 and He 301 were $72.58, $64.45, $70.65 and $69.70 respectively. No deduction has been made for depreciation, depletion or any indirect costs such as general corporate overhead or interest expense.

Operating costs and production taxes are estimated based on current costs with respect to producing gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

Income tax expense is computed based on applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved, less applicable carry forwards, for both regular and alternative minimum tax.

21

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

20.	SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED) (CONTINUED)

D.	Estimated quantities of proved oil and gas reserves (Continued)

The future net revenue information assumes no escalation of costs or prices, except for gas sales made under terms of contracts which include fixed and determinable escalation. Future costs and prices could significantly vary from current amounts and, accordingly, revisions in the future could be significant.

Standardized measures of discounted future net cash flows relating to proved oil and gas reserves at December 31, 2007 and 2006 is as follows:

	2007	2006

Future cash inflows	$235,187,861	$160,225,370
Future production costs and taxes	(68,891,575)	(40,574,908)
Future development costs	(28,713,919)	(8,587,200)
Future income tax expense	(33,801,457)	(25,131,207)

Future net cash flows	103,780,910	85,932,055
Discount at 10% for timing of cash flows	(64,469,078)	(49,592,849)
Standardized measure of discounted future net cash related to proved reserves	$39,311,832	$36,339,206

Of the Company’s total proved reserves as of December 31, 2007 and 2006, 55% and 40% respectively were classified as proved developed producing. All of the Company’s reserves are located in the PRC.

The following table sets forth the changes in the standardized measure of discounted future net cash flows from proved reserves for December 31, 2007 and 2006.

	2007	2006

Balance, beginning of year	$36,339,206	$24,425,715
Purchase of minerals in place	12,148,545	18,770,478
Sales and transfers of oil and gas produced, net of production costs	(13,522,379)	(4,217,906)
Changes in prices and production costs	23,455,903	39,720,407
Revision of quantity estimates	36,712,367	(4,746,885)
Changes in estimated future development and acquisition costs	(32,275,264)	(15,282,478)
Net changes in income taxes	(8,670,317)	(5,949,064)
Accretion of discount	(14,876,229)	(16,381,061)
Standardized measure, end of year	$39,311,832	$36,339,206

22

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$620
Accounting Fees and Expenses	15,000
Legal Fees and Expense	25,000
Printing Expenses	1,000
Miscellaneous	0

Total	$41,620

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past three years and were not registered under the Securities Act of 1933. Shares issued to China North East Petroleum’s shareholders were not registered under the Securities Act of 1933, as amended (“Securities Act”) in reliance upon the exemption from the registration requirements provided in Section 4(2) of, or the safe harbor from such registration provided by Regulation S, promulgated under the Securities Act.

On April 3, 2006, the Company issued 700,000 shares of common stock to a related party for consulting services. The stock was valued at the closing price on the date of grant of $0.31 per share, yielding an aggregate value of $217,000.

23

On January 26, 2007, the Company, through its 90% owned subsidiary Song Yuan Technical, acquired beneficial ownership of all of the interests in Yu Qiao from Ms. Ju. In consideration for such acquisition, the Company issued to Ms. Ju an aggregate of 10 million shares of its common stock, having a market value of approximately U.S.$3.1 million. However, on June 29, 2007, the Company, Mr. Wang and Ms. Ju entered into an agreement pursuant to which, among other things, all of the 10 million shares were contributed to the Company.

On February 28, 2008, the Company sold to Lotusbox Investments Limited (the “Investor”) a 8.00% Secured Debenture due 2012 (the “Debenture”) in aggregate principal amount of $15,000,000, and agreed to issue to the Investor five-year warrants exercisable for up to (i) 1,200,000 shares of the Company’s common stock at an initial exercise price equal to $0.01 per share (“Class A Warrants”), (ii) 1,500,000 shares of the Company’s common stock at an initial exercise price equal to $3.20 per share (“Class B Warrants”) and (iii) 2,100,000 shares of the Company’s common stock at an initial exercise price equal to $3.45 (“Class C Warrants”), all warrant exercise prices are subject to certain adjustments.

In addition, Hongjun Wang, President and Chief Executive Officer of the Company, executed a pledge agreement whereby Mr. Wang, personally pledged 6,732,000 shares of common stock in the Company as collateral to secure the Debenture.

Also on February 29, 2008, the Company issued to Hong Jie Ltd. warrants to purchase up to (i) 120,000 shares of common stock in the Company on the same terms as the Class A Warrants, (ii) 150,000 shares of common stock in the Company on the same terms as the Class B Warrants and (iii) 210,000 shares of common stock in the company on the same terms as the Class C Warrants.

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

EXHIBITS

Exhibit No.	Description

2.1
Distribution Agreement between Draco Holding Corporation and Jump’n Jax, dated April 30, 2004, is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on May 14, 2004.

2.2
Agreement for Share Exchange dated as of March 29, 2004, by and among Draco Holding Corp., Hong Xiang Petroleum International Holdings, Ltd., and the shareholders of Hong Xiang is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 30, 2004.

3.1	Articles of Incorporation are incorporated herein by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 28, 2001.

3.2	By-laws are incorporated herein by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 28, 2001.

3.3	Certificate of Amendments to Articles of Incorporation is incorporated herein by reference from Registrant’s Information Statement on Form 14C filed with the SEC on May 26, 2004.

4.1	2006 Stock Option/Stock Issuance Plan is incorporated herein by reference from Registrant’s Registration Statement on Form S-8 filed with the SEC on February 27, 2006.

4.2	8% Secured Debenture issued to Lotusbox Investments Limited is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2008.

4.3	Form of Series A and C Common Stock Warrant is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2008.

4.4	Form of Series B Common Stock Warrant is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2008.

5.1	Opinion of Crone Rozynko, LLP. *

10.1
Loan Contract between Song Yuan City Yu Qiao Qian’an Hong Xiang Oil and Gas Development Limited Company and Song Yuan City Wu Lan Da Jie Cheng Shi Xin Yong She is incorporated herein by reference from Registrant’s Quarterly Report on Form 10-QSB filed with the SEC on November 23, 2005. (Translated from the original Mandarin)

10.2
Loan Contract between Song Yuan City Yu Qiao Qian’an Hong Xiang Oil and Gas Development Limited Company and Song Yuan City Wu Lan Da Jie Cheng Shi Xin Yong She is incorporated herein by reference from Registrant’s Quarterly Report on Form 10-QSB filed with the SEC on November 23, 2005. (Translated from the original Mandarin)

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10.3
Warranty Deed between Lien holder: Song Yuan City Wu Lan Da Jie Cheng Shi Xin Yong She and Mortgager: Wang Hongjun, Sun Jishuang is incorporated herein by reference from Registrant’s Quarterly Report on Form 10-QSB filed with the SEC on November 23, 2005. (Translated from the original Mandarin)

10.4
Guarantee Contract between Creditor: Song Yuan City Wu Lan Da Jie Cheng Shi Xin Yong She and Assurer: Songyuan City Hongxiang Petroleum Technical Services Co., Ltd is incorporated herein by reference from Registrant’s Quarterly Report on Form 10-QSB filed with the SEC on November 23, 2005. (Translated from the original Mandarin)

10.5
Qian-112 Oilfield Cooperative Development Contract among PetroChina Oil and Gas Company Limited, Jilin Oil Field Branch Company; Song Yuan City Yu Qiao Oil and Gas Development Company Limited, dated as of May 28, 2003 is incorporated by reference from Registrant’s annual report on Form 10-KSB filed with the SEC on April 17, 2006.

10.6
Joint Venture Agreement among the Registrant, Ms. Ju GuiZhi and Mr. Wang Hongjun, to form a joint venture limited liability company in China, to be named Song Yuan North East Petroleum Technical Service Co., Ltd is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on July 28, 2006.

10.7
Equity Transfer Agreement by and among LongDe Oil & Gas Development Co. Ltd and Song Yuan North East Petroleum Technical Service Co., Ltd. dated June 1, 2005 is incorporated by reference from Registrant’s Current Report on Form 8-K filed with the SEC on December 28, 2006.

10.8	Hetingbao 301 Oilfield Cooperative Development Contract among PetroChina Oil and Gas Company Limited and Chang Ling LongDe Oil and Gas Development Company Limited dated as of May 28, 2003.

10.9
Agreement for the Purchase and Sale of Stock among Song Yuan North East Petroleum Technical Service Co., Ltd., China North East Petroleum Holdings, Limited, Ju Guizhi, Ping Wu Wang, Meng Xiangyun, dated January 26, 2007 is incorporated by reference from Registrant’s Current Report on Form 8-K filed with the SEC on January 29, 2007.

10.10
Trust Agreement between Bing Wu Wang and Song Yuan North East Petroleum Technical Service Co., Ltd. is incorporated by reference from Registrant’s Current Report on Form 8-K filed with the SEC on January 29, 2007.

10.11
Trust Agreement between Meng Xiangyun and Song Yuan North East Petroleum Technical Service Co., Ltd. is incorporated by reference from Registrant’s Current Report on Form 8-K filed with the SEC on January 29, 2007.

10.12
Cooperative Development Contract among PetroChina Oil and Gas Company Limited, Jilin Oil Field Branch Company and Song Yuan City Yu Qiao Oil and Gas Development Company Limited dated as May 28, 2003 to develop Qian 112 Oilfield, Da 34 Oilfield and Gu 31 Oilfield is incorporated by reference from Registrant’s Current Report on Form 10-K filed with the SEC on April 16, 2007.

10.13
Capital Contribution Agreement, dated as of June 29, 2007, by and among the Company, Mr. Hong Jun Wang and Ms. Guizhi Ju is incorporated by reference from Registrant’s Current Report on Form 8-K filed with the SEC on July 7, 2007.

10.14
Securities Purchase Agreement dated February 28, 2008 between the Company and Lotusbox Investments Limited is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2008.

10.15
Security Agreement dated February 28, 2008 between the Company and Lotusbox Investments Limited is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2008.

10.16
Agreement of Pledge dated February 28, 2008 between the Company and Lotusbox Investments Limited is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2008.

10.17
Registration Rights Agreement dated February 28, 2008 between the Company and Lotusbox Investments Limited is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2008.

10.18
Option Agreement dated February 28, 2008 between the Company and Lotusbox Investments Limited is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2008.

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14.1	Code of Ethics of China North East Petroleum Holdings, Ltd. is incorporated herein by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on May 18, 2005.

21.1	List of Subsidiaries is incorporated herein by reference from Registrant’s Annual Report on Form 10-K filed with the SEC on March 31, 2008.

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Crone Rozynko, LLP (contained in Exhibit 5.1).

23.3	Consent of Independent Petroleum Consultants Ralph E. Davis & Associates, Inc.**

*Previously filed.
** Filed herewith .
UNDERTAKINGS

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in Song Yuan City, the People’s Republic of China, on  July 29, 2008.

CHINA NORTH EAST PETROLEUM LIMITED

By:	/s/ Wang Hong Jun

Wang Hong Jun

Chairman of the Board and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Wang Hong Jun	Chairman of the Board of Directors and President	July 29, 2008
Wang Hong Jun	(Principal Executive Officer)

/s/ Zhang Yang	Chief Financial Officer, Treasurer	July 29, 2008
Zhang Yang	(Principal Financial and Accounting Officer)

/s/ Wei Guo Ping	Director	July 29, 2008
Wei Guo Ping

/s/ Yu Li Guo	Director	July 29, 2008
Yu Li Guo

/s/ Robert C. Bruce
Robert C. Bruce	Director	July 29, 2008

/s/ Edward M. Rule
Edward M. Rule	Director	July 29, 2008

/s/ L. Jing Fu
L. Jing Fu	Director	July 29, 2008

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